Exhibit 10.08

PRODUCTION SHARING CONTRACT
BETWEEN

THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE
REPRESENTED BY
AGENCIA NACIONAL DO PETROLEO DE SAO TOME AND PRINCIPE

BP EXPLORATION (STP) LIMITED
AND
KOSMOS ENERGY SAO TOME AND PRINCIPE
FOR
BLOCK 10

TABLE OF CONTENTS

Clause	Title	Page Number

1	DEFINITIONS AND INTERPRETATION	3
2	BONUSES AND SOCIAL PROJECTS	9
3	SCOPE	10
4	TERM	10
5	COMMERCIAL DISCOVERY AND DECLARATION OF COMMERCIALITY	11
6	RELINQUISHMENT OF AREAS	12
7	MINIMUM WORK PROGRAM AND BUDGET	13
8	STATE PARTICIPATION AND CARRY	16
9	RIGHTS AND OBLIGATIONS OF THE PARTIES	17
10	RECOVERY OF OPERATING COSTS AND SHARING OF PETROLEUM PRODUCTION	20
11	VALUATION OF CRUDE OIL	22
12	PAYMENTS	24
13	TITLE TO EQUIPMENT / DECOMMISSIONING	25
14	EMPLOYMENT AND TRAINING OF NATIONALS OF THE STATE	27
15	BOOKS AND ACCOUNTS, AUDIT AND OVERHEAD CHARGES	28
16	TAXES AND CUSTOMS	30
17	INSURANCE	30
18	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS	32
19	ASSIGNMENT	33
20	TERMINATION	34
21	FORCE MAJEURE	36
22	LAWS AND REGULATIONS	36
23	NATURAL GAS	36
24	REPRESENTATIONS AND WARRANTIES	37
25	CONCILIATION AND ARBITRATION	38
26	EFFECTIVE DATE	41
27	REVIEW / RE-NEGOTIATION OF CONTRACT AND FISCAL TERMS	41
28	OPERATOR	41
29	CONFLICT OF INTERESTS	42
30	NOTICES	42
31	LIABILITY	43
32	MISCELLANEOUS	43

THIS PRODUCTION SHARING CONTRACT is made and entered into on this 9th day of March 2018 by and between:

(1)	THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE represented by the AGÊNCIA NACIONAL DO PETRÓLEO DE SÃO TOMÉ E PRÍNCIPE;

and

(2)
BP EXPLORATION (STP) LIMITED, a company organized and existing under the laws of England, whose registered office is at Chertsey Road, Sunbury-on-Thames, Middlesex TW16 7LN, United Kingdom, with a branch registered at Guiché Único de São Tomé e Princípe under nº 8042/20180308 and offices located at Avenida da Independência no. 392, II/III, São Tomé – São Tomé e Príncipe, hereinafter referred to as “BP” and

(3)
KOSMOS ENERGY SAO TOME AND PRINCIPE, a company organized and existing under the laws of Cayman Islands, whose registered office is at c/o Circumference (Cayman), P.O. Box 32322, 4th floor, Century Yard, Cricket Square, Elgin Avenue, George Town, Grand Cayman, KY1, 1209 with a branch registered in Sao Tome and Principe with the Guiché Único under nº 5492/2016 at Condomínio da Praia Lagarto C.P. 987 Distrito de Agua Grande, São Tomé - São Tomé e Príncipe, hereinafter referred to as “Kosmos”

(BP and Kosmos are together the “Contractor”).

BACKGROUND:

(A)	All Petroleum existing within the Territory of Sao Tome and Principe, as set forth in the Petroleum Law, are natural resources exclusively owned by the State.

(B)
The Agência Nacional do Petróleo de São Tome e Príncipe, with the approval of the Government of Sao Tome and Principe, has the authority to enter into contracts for the conduct of Petroleum Operations in and throughout the area, whose co-ordinates are described and outlined on the map in Schedule 1 of this Contract, which area is hereinafter referred to as the Contract Area.

(C)
The State wishes to promote Petroleum Operations in the Contract Area and the Contractor desires to join and assist the State in accelerating the exploration and exploitation of potential Petroleum resources within the Contract Area.

(D)
The Contractor has the necessary financial capability and technical knowledge and ability to carry out the Petroleum Operations hereinafter described in accordance with this Contract, the Petroleum Law and Good Oil Field Practice.

(E)	Pursuant to and in accordance with the Petroleum Law, this Contract has been entered into by and between the State and the Contractor for the purpose of Petroleum Operations in the Contract Area.

(F)	BP is hereby designated as the Operator under Clause 28 of this Contract.
IT IS AGREED as follows:

1.    DEFINITIONS AND INTERPRETATION

1.1	Except where the context otherwise indicates or as defined in the Petroleum Law and Petroleum Operations Regulation, the following words and expressions shall have the following meanings:
"Accounting Procedures" means the rules and procedures set forth in Schedule 2;
"Affiliate" means in respect of a Party, a Person that Controls, is Controlled by, or is under the common Control with, the Party or any such Person, as the case may be;
"Allocation and Lifting Procedures" means the allocation and lifting procedures set forth in Schedule 3 until a lifting agreement has been agreed between the Parties pursuant to Clause 9.2(j) after which references to the "Allocation and Lifting Procedures" shall be deemed to be references to such agreement;
"Appraisal" means the activities carried out after the discovery of a Petroleum deposit with the objective of defining the parameters of the deposit in order to determine its commerciality including, but not limited to, the following:
(a)    drilling of Appraisal Wells and running tests; and

(b)	running supplementary studies and acquisition, processing and interpretation of geophysical and other data;
"Appraisal Well" means any well whose purpose at the time of commencement of drilling such well is the determination of the extent or volume of Petroleum contained in a Discovery;
“Associate” means any Affiliate, subcontractor or other Person associated with a Contractor in the conduct of Petroleum Operations;
"Associated Natural Gas" means all Natural Gas produced from a Reservoir the predominant content of which is Crude Oil and which is separated from Crude Oil in accordance with generally accepted international petroleum industry practice, including free gas cap, but excluding any liquid Petroleum extracted from such gas either by normal field separation, dehydration or in a gas plant;
"Available Crude Oil” means the Crude Oil recovered from the Contract Area, less quantities used for Petroleum Operations;
"Barrel" means a quantity or unit of Crude Oil, equal to 158.9874 liters (forty-two (42) United States gallons) net of basic sediment and water at a temperature of fifteen point five six degrees (15.56°) Centigrade (sixty degrees (60°) Fahrenheit) at one (1) atmosphere of pressure;
"Budget" means the cost estimate of items included in an approved Work Program;

"Calendar Year" or "Year" means a period of twelve (12) months commencing from January 1 and ending the following December 31, according to the Gregorian calendar;
"Commercial Discovery" means any Discovery, which has been declared to be commercial by the Contractor;
"Contract" means this production sharing contract, including its Recitals and Schedules;
"Contract Area" means the geographic area within the Territory of Sao Tome and Principe which is the subject of this Contract and as described in Schedule 1, as such area may be amended in accordance with the terms herein;
"Contractor’s Intellectual Property Rights" means  any and all of Contractor’s patents, patent applications, patent disclosures, inventions and improvements (whether patentable or not), copyrights and copyrightable works (including computer programs) and registrations and applications therefor any software, firmware, or source code, trade secrets, know-how, database rights, and all other forms of intellectual property created, as well as any other data and information developed or conceived by Contractor prior to the Effective Date, but specifically excludes the National Petroleum Agency’s right to have legal title to and keep originals of all data and information resulting from Petroleum Operations including geological, geophysical, engineering, well logs, completion, production, operations, status reports and any other data and information as the Contractor may compile during the term of this Contract;
"Cost Oil" means the quantum of Available Crude Oil allocated to the Contractor for recovery of Operating Costs after the allocation of Royalty Oil to the State;
"Control" means, in relation to a Person, the power of another Person to secure:

(a)	by means of the holding of shares or the possession of voting power, directly or indirectly, in or in relation to the first Person; or

(b)	by virtue of any power conferred by the articles of association of, or any other document regulating, the first Person or any other Person, so that the affairs of the first Person are conducted in accordance with the decisions or directions of that other Person;
"Crude Oil" means crude mineral oil and liquid hydrocarbons in their natural state or obtained from Natural Gas by condensation or extraction;
"Decommissioning" means to abandon, decommission, transfer, remove and/or dispose of structures, facilities, installations, equipment and other property and other works used in Petroleum Operations in the Contract Area, to clean the Contract Area and make it good and safe, and to protect the environment, as further set out herein, and in the Petroleum Law and other applicable laws and regulations;
"Delivery Point" means the point located within the jurisdiction of the State at which Petroleum reaches (i) the inlet flange at the FOB export vessel, (ii) the loading facility metering station of a pipeline or (iii) such other point within the jurisdiction of the State as may be agreed between the Parties;
"Development" means activities carried out for a commercial discovery in order to achieve Production including, without limitation:

(a)	geological, geophysical and reservoir studies and surveys;

(b)	drilling of production and injection wells; and

(c)
design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, machinery and related activities necessary to produce and operate said wells, to take, treat, handle, store, re-inject, transport and deliver Petroleum, and to undertake re-pressuring, recycling and other secondary and tertiary recovery projects;

"Development Area" means the extent of an area within the Contract Area capable of Production of Petroleum identified in a Commercial Discovery, and agreed upon by the National Petroleum Agency following such Commercial Discovery;
"Discovery" means any geological structure(s) in which, after testing, sampling and/or logging an Exploration Well, the existence of mobile hydrocarbons has been made probable and which structure(s) the Contractor deems worthy of evaluating further by conducting Appraisal operations;
"Effective Date" has the meaning ascribed to it in Clause 26.1;
"Exploration" means the set of operations carried out through the use of geological, geochemical and/or geophysical methods, with a view to locating Reservoirs, as well as the processing, analysis and interpretation of data so acquired as well as regional studies and mapping, in each case leaving an appraisal or better knowledge of the Petroleum potential of a given area and the drilling and testing of wells that may lead to the discovery of Petroleum;
"Exploration Period" has the meaning ascribed to it in Clause 4.1;
"Exploration Well" means a well on any geological structure(s), whose purpose at the time of commencement of such well is to explore for an accumulation of Petroleum whose existence at the time was unproven by drilling;
"Field Development Program" means the program of activities presented by the Contractor to the National Petroleum Agency for approval outlining the plans for the Development of a Commercial Discovery. Such activities include:

(a)	Reservoir, geological and geophysical studies and surveys;

(b)	drilling of production and injection wells; and

(c)
design, construction, installation, connection and initial testing of equipment, pipelines, systems, facilities, plants and related activities necessary to produce and operate said wells, to take, save, treat, handle, store, transport and deliver

Petroleum, and to undertake re-pressurizing, recycling and other secondary or tertiary recovery projects;
"Force Majeure" has the meaning ascribed to it in Clause 21;
"Good Oil Field Practice" means the standards, methods and practices generally used in good and prudent international offshore oil and gas field practice;
"Government" means the government of Sao Tome and Principe, as provided for in article 109 of the Constitution;
"Gross Negligence" or "Willful Misconduct" means any act or failure to act (whether sole, joint or concurrent) by a person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity;
"LIBOR" means the London interbank offered rate for six (6) month deposits denominated in United States dollars as published electronically by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate). The applicable rate for each month or part thereof within an applicable interest period shall be the interest rate published on the last business day of the immediately preceding calendar month. If no such rate is published during a period of five (5) consecutive business days, another rate chosen by mutual agreement between the National Petroleum Agency and the Contractor shall apply;
"Minimum Financial Commitment" has the meaning ascribed to it in Clause 7.3(a);
"Minimum Work Obligations" has the meaning ascribed to it in Clause 7.2;
"National Petroleum Account" means the account established in accordance with the Oil Revenue Law;
"National Petroleum Agency" or "Agência Nacional do Petróleo" means the State regulatory agency established by the Government Decree-Law 5/2004 of the 30th of June, which is responsible for the regulation and supervision of Petroleum Operations or any agency which succeeds the National Petroleum Agency with respect to some or all of its powers;
"Natural Gas" or “Gas” means all gaseous hydrocarbons and inerts, including wet mineral gas, dry mineral gas, gas produced in association with Crude Oil and residue gas remaining after the extraction of liquid hydrocarbons from wet gas, but not including Crude Oil;
"Oil Revenue Law" means the oil revenue law of the State, Law No. 8/2004 of the 30th of December, as amended, supplemented or replaced from time to time;
"Operating Costs" means expenditures incurred and obligations made as determined in accordance with Article 2 of the Accounting Procedures;

"Parties" or "Party" means the parties or a party to this Contract;
"Person" means any individual or legal entity, consortium, join venture, partnership, trust, heir, unincorporated or incorporated organization, or government or any agency or local entity, whether national or foreign, Resident or Non-Resident (as defined in the Petroleum Taxation Law) of Sao Tome and Principe;
"Petroleum" means:

(a)	any naturally occurring hydrocarbon, whether in a gaseous, liquid or solid state;

(b)	any mixture of naturally occurring hydrocarbons, whether in a gaseous, liquid or solid state; or

(c)	any Petroleum (as defined above) that has been returned to a Reservoir;
"Petroleum Law" means the Fundamental Law on Petroleum Operations, Law no. 16/2009 of 31 December, 2009, as amended or supplemented from time to time, and regulations made and directions provided under such law;
"Petroleum Operations" means activities undertaken in the Contract Area for the purposes of:

(a)	the Exploration, Appraisal, Development, Production, transportation, sale or export of Petroleum;

(b)
the construction, installation or operation of any structures, facilities or installations for the Development, Production and export of Petroleum, or Decommissioning or removal of any such structure, facility or installation;

"Petroleum Operations Regulation" means the rules on petroleum operations published in the Official Journal, Supplement nº 28, dated 31st December 2010;
"Petroleum Taxation Law" means the Petroleum Taxation Law, Law no. 15/2009 of 31 December, 2009, as amended, supplemented or replaced from time to time;
"Proceeds" means the amount in United States dollars determined by multiplying the Realizable Price by the number of Barrels of Available Crude Oil lifted by a Party;
"Production" means the activities involved in the extraction of Petroleum including, without limitation, the running, servicing, maintenance and repair of completed wells, as well as of the equipment, pipelines, systems, facilities and plants completed during Development including all activities related to the planning, scheduling, controlling, measuring, testing, gathering, treating, storing and dispatching of Petroleum from the underlying Reservoir to the designated exporting or lifting locations and furthermore, the Decommissioning of wells, facilities, pipelines and Reservoirs and related activities;
"Production Period" has the meaning ascribed to it in Clause 4.6;

"Profit Oil" means the balance of Available Crude Oil after the allocation of Royalty Oil and Cost Oil;
"Quarter" means a period of three (3) consecutive Months starting with the first day of January, April, July or October of each Year;
"Realizable Price" means the price in United States dollars per Barrel determined in accordance with Clause 11;
"Relinquished Area" means that portion of the Contract Area that is relinquished pursuant to and in accordance with Clauses 5.1(d) and/or 6;
"Reservoir” means a porous and permeable underground formation containing an individual and separate natural accumulation of producible Petroleum that is confined by impermeable rock and/or water barriers and is characterized by a single natural pressure system;
"Retained Area" means that portion of the Contract Area that is retained after a relinquishment under Clauses 5.1(d) and/or 6;
"Royalty" or "Royalty Oil" means the quantum of Available Crude Oil allocated to the State, based on a percentage calculated as a function of daily production rates as set forth in Clause 10.1(a);
"State" means the Democratic Republic of Sao Tome and Principe;
"State Entity" means any entity or body which integrates the public administration’s structure of the State or, in any other way, an entity in which the State has a full equity or full interest ownership designated by the State under Clause 8 of this Contract;
"Tax" means the tax payable pursuant to the Petroleum Taxation Law;
"Unassociated Natural Gas" or “Unassociated Gas” means that part of Natural Gas which is not Associated Natural Gas; and
"Work Program" means the work commitments itemizing the Petroleum Operations to be carried out in the Contract Area for the required period as defined in Clause 7.

1.2	Unless the context otherwise requires, reference to the singular shall include the plural and vice versa and reference to any gender shall include all genders.

1.3	The Schedules form an integral part of this Contract.

1.4	The table of contents and headings in this Contract are inserted for convenience only and shall not affect the meaning or construction of this Contract.

1.5	References in this Contract to the words "include", "including" and "other" shall be construed without limitation.

1.6	In the event of any inconsistency between the main body of this Contract and any Schedule, the provisions of the former shall prevail.

2.    BONUSES AND SOCIAL PROJECTS

2.1	Signature Bonus

The Contractor shall pay to the State by deposit into the National Petroleum Account a signature bonus in the amount of US$5,000,000 (five million United States dollars) within thirty (30) days after both the execution of this Contract and delivery to the Contractor of an instrument of ratification and in immediately available funds.

2.2	Production Bonuses

The Contractor shall pay to the State by deposit into the National Petroleum Account production bonuses based on attainment of cumulative Production of Petroleum from each Development Area as follows:

Cumulative Production (millions of Barrels or Barrels equivalent)	Bonus (US$ million)
50	7.5
150	10
350	15
500	20

2.3
The production bonuses provided for in Clause 2.2 shall be payable to the State by deposit into the National Petroleum Account within thirty (30) days of such Production level being first attained in immediately available funds.

2.4	The signature and production bonuses provided for in this Clause 2 shall not be recoverable as Cost Oil or deductible for Tax purposes.

2.5	Social Projects

The Contractor commits to undertake social projects during the Exploration Period valued at US$17,000,000 (seventeen million United States dollars), capped at US$15,000,000 (fifteen million United States dollars) in the Exploration Phase I, US$1,000,000 (one million United States dollars) in Exploration Phase II and US$1,000,000 (one million United States dollars) in Exploration Phase III. If Petroleum is produced from the Contract Area, the Contractor shall undertake additional social projects according to the following schedule:

Cumulative Production (millions of Barrels or Barrels equivalent)	Value (US$ million) of Project
20	2.5
40	5.0
60	7.5

2.6
The details of the social projects to be undertaken by the Contractor in accordance with Clause 2.5 shall be determined by agreement between the Contractor and the National Petroleum Agency. Failing such agreement, the Contractor and the National Petroleum Agency shall each submit a proposal to an expert appointed by the World Bank and such expert shall determine which of the two (2) proposals shall be implemented. The Contractor shall be solely responsible for any and all costs and expenses associated with the foregoing expert determination. The value of the projects provided for in Clause 2.5 above shall not be recoverable as Cost Oil or deductible for Tax purposes.

2.7	The Contractor shall be responsible for the implementation of all agreed or chosen social projects, which shall be undertaken using all reasonable skill and care.

3.    SCOPE

3.1
This Contract is a production sharing contract awarded pursuant to the Petroleum Law and governed in accordance with the terms and provisions hereof. The conduct of Petroleum Operations and provision of financial and technical requirements by the Contractor under this Contract shall be with the prior approval of or in prior consultation with the National Petroleum Agency as required under this Contract or the Petroleum Law. The State hereby appoints and constitutes the Contractor as the exclusive company(ies) to conduct Petroleum Operations in the Contract Area.

3.2
During the term of this Contract the total Available Crude Oil shall be allocated to the Parties in accordance with the provisions of Clause 10, the Accounting Procedures and the Allocation and Lifting Procedures.

3.3	The Contractor together with its Affiliates shall provide all funds and bear all risk of Operating Costs and the sole risk in carrying out Petroleum Operations.

3.4	The Contractor shall engage in Petroleum Operations solely in accordance with the Petroleum Law, the Petroleum Taxation Law, Good Oil Field Practice and all other applicable laws and regulations.

4.    TERM

4.1
Save as otherwise provided in Clause 4.6 and the extensions granted by the National Petroleum Agency, and subject to Clause 20, the term of this Contract shall be for a period of twenty-eight (28) years from the Effective Date, with an eight (8) year Exploration and Appraisal period, as extended pursuant to Clauses 5.1(b) and/or (c) (the "Exploration Period") and a twenty (20) year Production period, as extended pursuant to Clause 4.6.

4.2	The Exploration Period shall be divided as follows:

Phase I:    four (4) years from the Effective Date;

Phase II:	from the end of Phase I until two (2) years after the end of Phase I; and

Phase III:	from the end of Phase II until two (2) years after the end of Phase II, as extended pursuant to Clauses 5.1(b) and/or (c).

4.3	The Contractor shall commence Petroleum Operations no later than thirty (30) days after the National Petroleum Agency has approved the first Work Program.

4.4
Provided the Contractor has fulfilled all of its obligations relative to the current phase of the Exploration Period as described in Clause 7.2, the Contractor may enter the next phase. The Contractor shall provide the National Petroleum Agency with written notice of its intention to enter the next phase of the Exploration Period at least sixty (60) days prior to the end of the relevant phase. The report shall document that the work commitments for the phase are fulfilled. The Ministry may, upon application, exempt Contractor from the work obligations.

4.5
Provided the Contractor has fulfilled all of its obligations relative to the current phase of the Exploration Period as described in Clause 7.2, the Contractor may terminate this Contract at the end of any phase during the Exploration Period in accordance with Clause 20.7.

4.6
The Contractor shall have the right to produce Petroleum from each Development Area for a period of twenty (20) years from the date of the first commercial Production in the relevant Development Area (the “Production Period”). This Contract will terminate with respect to the relevant Development Area at the end of such twenty (20) year period unless the National Petroleum Agency grants an extension on application of the Contractor. The Contractor may, for any Development Area, be granted one (1) or more five (5) year extension periods for a Development Area until all Petroleum has been economically depleted. In connection with any such extensions, the Parties agree to engage in good faith to re-negotiate the commercial terms of this Contract governing the applicable Development Area at least five (5) years prior to the expiration of the initial twenty (20) year period and at least two (2) years prior to the expiration of any subsequent extension period.

5.    COMMERCIAL DISCOVERY AND DECLARATION OF COMMERCIALITY

5.1	The sequence of Petroleum Operations to establish a Commercial Discovery of Petroleum (other than Unassociated Natural Gas) shall be as follows:

(a)
the Contractor shall have a period of up to forty-five (45) days from the date on which the drilling of the applicable Exploration Well terminates to declare whether the Exploration Well has proven a Discovery;

(b)
the Contractor shall then have a period of two (2) years (unless otherwise agreed by the National Petroleum Agency) from declaration of a Discovery to declare the Discovery, either on its own or in aggregation with other Discoveries, a

Commercial Discovery, which may be extended for one (1) year, subject to the approval of the National Petroleum Agency and observance of Clauses 2.5 (pro-rata per annum) and 14.7, if the results of those activities indicate that further Appraisal is necessary;

(c)
if the Contractor declares a Commercial Discovery it shall have a period of two (2) years (unless otherwise agreed by the National Petroleum Agency) from the time the Contractor declares a Discovery or aggregation of Discoveries to be a Commercial Discovery to submit a Field Development Program to the National Petroleum Agency for approval;

(d)
in the event a Discovery is not determined to be a Commercial Discovery, upon expiration of the period set out in Clause 5.1(b), the State may, provided it gives at least eighteen (18) months' notice, require the Contractor to promptly relinquish, without any compensation or indemnification whatsoever, the area encompassing the Discovery, including all of its rights to Petroleum which may be produced from such Discovery;

(e)
if a Field Development Program is approved by the National Petroleum Agency, the Contractor shall initiate field development and production according to the time schedule outlined in such Field Development Program.

5.2	Unassociated Natural Gas shall be developed in accordance with Clause 23.4.

6.    RELINQUISHMENT OF AREAS

6.1	The Contractor must relinquish the Contract Area or part thereof in accordance with the following:

(a)	twenty-five percent (25%) of the initial surface area of the Contract Area shall be relinquished at the end of Phase I of the Exploration Period;

(b)	a further twenty-five percent (25%) of the initial surface area of the Contract Area shall be relinquished at the end of Phase II of the Exploration Period; and

(c)	the remainder of the Contract Area shall be relinquished at the end of Phase III of the Exploration Period less:

(i)	any area which is the subject of an approved Appraisal program pursuant to Clause 5.1(b) or any Development Area;

(ii)	areas for which the approval of a Field Development Program is pending, until finally decided; and

(iii)	any area reserved for a possible Unassociated Natural Gas Appraisal in relation to which the Contractor is engaged in discussions with the State in accordance with Clause 23.4.

6.2
Any Retained Area and Relinquished Area shall be, as far as possible, single continuous units and delimited by meridians of longitude and parallels of latitude defined in the relevant coordinate reference system using degrees, minutes and seconds to the nearest whole minute to be approved by the National Petroleum Agency. In the case where the Retained Area or Relinquished Area is aligned with an international maritime boundary the international maritime boundary shall define the relevant edges of the Retained Area or Relinquished Area.

6.3	Any Relinquished Area shall revert to the State.

6.4
Subject to the Contractor's obligations under Clause 7 and its Decommissioning obligations, the Contractor may at any time notify the National Petroleum Agency upon three (3) months prior written notice that it relinquishes its rights over all or part of the Contract Area. In no event shall any voluntary relinquishment by the Contractor over all or any part of the Contract Area reduce the Minimum Work Obligations or Minimum Financial Commitment set out in Clause 7.

7.    MINIMUM WORK PROGRAM AND BUDGET

7.1
Within two (2) months after the Effective Date and thereafter at least three (3) months prior to the beginning of each Calendar Year, the Contractor shall prepare and submit for the approval of the National Petroleum Agency, a Work Program and Budget for the Contract Area setting forth the Petroleum Operations which the Contractor proposes to carry out during the ensuing Year, or in case of the first Work Program and Budget, during the remainder of the current Year.

7.2	The minimum Work Program for each phase of the Exploration Period is as follows (the "Minimum Work Obligations"):

(a)	Phase I: The Contractor shall: acquire six thousand eight hundred (6,800) square kilometres (km2) 3D seismic.

(b)
Phase II: If the Contractor elects to enter Phase II, then during such Phase II of the Exploration Period the Contractor shall drill one (1) well into the Campanian/Santonian or to a total depth of five thousand, five hundred (5,500) meters sub-sea in the Contract Area.

(c)	Phase III: If the Contractor elects to enter Phase III of the Exploration Period, then during such Phase III the Contractor shall drill one (1) well.
7.3     Minimum Financial Commitments

(a)	The Contractor shall be obligated to incur the following minimum financial commitment (the "Minimum Financial Commitment"):

Phase I:	US$15,000,000 (fifteen million United States dollars)
Phase II:    US$30,000,000 (thirty million United States dollars)
Phase III:    US$30,000,000 (thirty million United States dollars)

(b)
If the Contractor fulfills the Minimum Work Obligations set forth in Clause 7.2 for each phase of the Exploration Period, then the Contractor shall be deemed to have satisfied the Minimum Financial Commitments for each such phase.

If the Contractor fails to complete the Minimum Work Obligations for any phase of the Exploration Period and such commitment has not been moved to the next phase, if any, with the consent of the National Petroleum Agency, then the Contractor shall pay to the State by deposit into the National Petroleum Account (i) the difference between the Minimum Financial Commitment for the then current phase and the amount actually expended in Petroleum Operations for such phase and (ii) two percent 2% of the Minimum Financial Commitment for the subsequent phase that is not initiated, as liquidated damages in full and final settlement of all potential claims for breach of this Contract and, notwithstanding Clause 20, this Contract shall automatically terminate.

7.4	The Contractor shall be excused from any delay or failure to comply with the terms and conditions of Clauses 7.2 and/or 7.3:

(a)	during any period of Force Majeure; or

(b)	if the National Petroleum Agency or any other State authority denies the Contractor any required permissions to perform the Petroleum Operations which constitute Minimum Work Obligations.

7.5
The time for performing any incomplete Minimum Work Obligations for any phase of the Exploration Period and the term of this Contract shall be extended by the following periods in the circumstances set out in Clause 7.4:

(a)	with respect to Clause 7.4(a), for the period during which Force Majeure is in existence; and

(b)	with respect to Clause 7.4(b), for six (6) months to permit the Contractor time to make a revised drilling plan or other work which is satisfactory to the National Petroleum Agency.

7.6
If any circumstance described in Clauses 7.4 and 7.5 is not resolved within the time periods specified above, then after consultation with National Petroleum Agency, the Contractor shall be liable to pay into the National Petroleum Account an amount corresponding to the unfulfilled work for that phase and, notwithstanding Clause 20, this Contract shall automatically terminate.

7.7
Any unfulfilled Minimum Work Obligation in any phase of the Exploration Period may, with the written consent of the National Petroleum Agency, be added to the Minimum Work Obligation for the next succeeding phase.

7.8	Expenditures or work by the Contractor over and above the Minimum Work Obligations or Minimum Financial Commitment for any phase shall be credited against and reduce the Minimum Work Obligations or Minimum Financial Commitments for the next succeeding phase.

7.9
For the purposes of determining whether an Exploration Well or an Appraisal Well has been drilled in accordance with the Minimum Work Obligations, such a well shall be deemed drilled if the minimum total depth has been reached or if any one of the following events occurs prior to reaching the minimum total depth:

(a)	a Discovery is made and further drilling may cause irreparable damage to such Discovery;

(b)    basement is encountered;

(c)	the National Petroleum Agency and the Contractor agree the well is drilled for the purpose of fulfilling the obligation to complete the Minimum Work Obligation; or

(d)
technical difficulties are encountered which, in the judgment of the Contractor and in accordance with Good Oil Field Practice, makes further drilling impracticable, uneconomic, unsafe or a danger to the environment.

7.10
The Exploration Period provided in Clause 4.2, may be extended for an additional six (6) months to conclude the drilling and testing of any well for which operations have been commenced by the end of Phase III of such period (as extended); provided that if no Commercial Discovery has been declared by the Contractor during the Exploration Period, as may be extended, this Contract shall automatically terminate.

7.11	Performance Bond

(a)
Within thirty (30) days from the Effective Date, the Contractor shall submit a performance bond in a form approved by the National Petroleum Agency and from a reputable international financial institution approved by the National Petroleum Agency to cover the Minimum Financial Commitment for Phase I of the Exploration Period.

(b)
Should the Contractor satisfy in full the conditions for continuing Petroleum Operations at the end of Phase I of the Exploration Period pursuant to Clause 7.2, a replacement performance bond in the same form and from a reputable international financial institution unless otherwise agreed by the National Petroleum Agency shall be submitted within thirty (30) days from the date of the extension to cover the Minimum Financial Commitment for Phase II of the Exploration Period.

(c)
Should the Contractor satisfy in full the conditions for continuing Petroleum Operations at the end of Phase II of the Exploration Period pursuant to Clause 7.2, a replacement performance bond in the same form and from a reputable international financial institution unless otherwise agreed by the National Petroleum Agency shall be submitted within thirty (30) days from the date of the extension to cover the Minimum Financial Commitment for Phase III of the Exploration Period.

7.12
The amount of a performance bond shall be reduced annually by deducting the verified expenditures the Contractor has incurred in the previous year of each phase and shall terminate at the end of each phase, if the Minimum Work Obligations or Minimum Financial Commitment for that phase has been satisfied in full.

7.13    Guarantee

Within thirty (30) days from date of execution of this Contract, the Contractor shall submit a guarantee from a parent company approved by the National Petroleum Agency in the form of Schedule 6 which shall be valid up to four (4) years after the termination of this Contract. Wherever the Contractor is formed by more than one entity, each entity shall present a parent company guarantee approved by the National Petroleum Agency in an amount equal to its participating interest share of the amount set forth in Schedule 6. The National Petroleum Agency, or the other State Entity designated to participate in this Contract, is not subject to this obligation while its participation is a carried one, in which case the remaining parties to the Contract shall guarantee the amount which will be incumbent to the former, in the proportion of their participating interests in this Contract.

8.    STATE PARTICIPATION AND CARRY

8.1
The State, either through the National Petroleum Agency or any other State Entity designated by the State, shall have as of the Effective Date a carried interest of fifteen percent (15%) of the Contractor’s rights and obligations under this Contract. The Contractor shall fund, bear and pay all costs, expenses and amounts due in respect of Petroleum Operations conducted pursuant to this Contract.

8.2	The National Petroleum Agency or other State Entity designated by the State shall become a party to the Joint Operating Agreement in respect of its carried interest referred to in Clause 8.1.

8.3
Upon the commencement of commercial Production the Contractor shall be entitled to receive one hundred percent (100%) of Cost Oil in order to recover all costs, expenses and amounts paid in respect of Petroleum Operations pursuant to Clause 8.1 and incurred on behalf of the National Petroleum Agency or other State Entity designated by the State.

8.4
The National Petroleum Agency or other State Entity designated by the State shall be entitled to receive fifteen percent (15%) of the Contractor's entitlement to Profit Oil as provided for in Clause 10.1(d).

8.5
The National Petroleum Agency or other State Entity designated by the State shall be entitled at any time, upon advance forty-five (45) days written notice to the Contractor, to convert its carried interest into a full working participating interest.  The National

Petroleum Agency or other State Entity designated by the State shall be entitled to fifteen percent (15%) of the Cost Oil to which the Contractor is entitled pursuant to Clause 10.1 (b) and (c), after Contractor has recovered outstanding cost, expense or any other amount incurred by the Contractor pursuant to Clause 8.1.

9.    RIGHTS AND OBLIGATIONS OF THE PARTIES

9.1	In accordance with this Contract, the National Petroleum Agency shall:

(a)	pursuant to Clause 14, jointly work with the Contractor’s professional staff in the fulfillment of Petroleum Operations under this Contract;

(b)
assist and expedite the Contractor’s execution of Petroleum Operations and Work Programs including assistance in supplying or otherwise making available all necessary visas, work permits, rights of way and easements as may be reasonably requested by the Contractor. All expenses incurred by the National Petroleum Agency at the Contractor’s request in providing such assistance shall be reimbursed to the National Petroleum Agency by the Contractor in accordance with Clause 12. Such reimbursement shall be made against presentation of invoices and shall be in United States dollars. The Contractor shall include such reimbursements in the Operating Costs;

(c)	have the right to recover from the Contractor all costs which are reasonably incurred for purposes of Petroleum Operations, duly documented and previously agreed with Contractor;

(d)
have legal title to and shall keep originals of all data and information resulting from Petroleum Operations including geological, geophysical, engineering, well logs, completion, production, operations, status reports and any other data and information as the Contractor may compile during the term of this Contract but excluding any Contractor’s Intellectual Property Rights; provided, however, that the Contractor shall be entitled to keep copies and use such data and information during the term of this Contract; and

(e)	not exercise all or any of its rights or authority over the Contract Area in derogation of the rights of the Contractor otherwise than in accordance with the Petroleum Law.

9.2    In accordance with this Contract, the Contractor shall:

(a)	promptly pay to the State by deposit into the National Petroleum Account all fees, bonuses, and other amounts due to the State under the terms of this Contract;

(b)
provide all necessary funds for the payment of Operating Costs including funds required to provide all materials, equipment, facilities, supplies and technical requirements (including personnel) whether purchased or leased;

(c)	provide such other funds for the performance of Work Programs including payments to third parties who perform services to the Contractor in the conduct of Petroleum Operations;

(d)
prepare Work Programs and Budgets and carry out approved Work Programs in accordance with Good Oil Field Practice with the objective of avoiding waste and obtaining maximum ultimate recovery of Petroleum at a minimum cost;

(e)
exercise all the rights and comply with all the obligations under the Petroleum Law and any other applicable laws and pay the following fees to the State by deposit into the National Petroleum Account (all expressed in United States dollars):

On application for the Production Period:	$500,000
To assign or otherwise transfer any interest during Exploration Period	$100,000
To assign or otherwise transfer any interest during Production Period	$300,000
On application to terminate this Contract:	$100,000
On application for the Contractor to commence drilling:	$25,000

(f)	ensure that all leased equipment brought into the Territory of Sao Tome and Principe for the conduct of Petroleum Operations is treated in accordance with the terms of the applicable leases;

(g)	have the right of ingress to and egress from the Contract Area and to and from facilities therein located at all times during the term of this Contract;

(h)
promptly submit to the National Petroleum Agency for permanent custody originals of all geological, geophysical, drilling, well production, operating and other data, information and reports as it or its Associates may compile during the term of this Contract;

(i)	prepare estimated and final tax returns and submit same to the relevant tax authority on a timely basis in accordance with the Petroleum Taxation Law;

(j)
have the right to lift Available Crude Oil in accordance with the lifting agreement to be agreed by the Parties pursuant to Schedule 3 no later than nine (9) months prior to commencement of Production, and, in the event the Parties have not agreed a lifting agreement by the commencement of Production then, in accordance with the principles set forth in Schedule 3. Contractor shall have the right to freely export Available Crude Oil allocated to it under this Contract exempt from all and any customs duties, levies or charges (excluding routine administrative fees associated with export documentation and inspection of such export, if applicable), and retain abroad the Proceeds from the sale of Available Crude Oil allocated to it under this Contract;

(k)
in accordance with Clause 14, prepare and carry out plans and programs of the State for industry training and education of nationals of Sao Tome and Principe for all job classifications with respect to Petroleum Operations pursuant to and in accordance with the Petroleum Law;

(l)
employ only such qualified personnel as is required to conduct Petroleum Operations in accordance with Good Oil Field Practice and in a prudent and cost-effective manner giving preference to qualified nationals of Sao Tome and Principe;

(m)
give preference to such goods, material and equipment which are available in Sao Tome and Principe or services that can be rendered by nationals of Sao Tome and Principe in accordance with the Petroleum Law and this Contract;

(n)
the Contractor and its Associates shall, as the case may be, pay all charges and fees as are imposed by law in Sao Tome and Principe. The Contractor and its Associates shall not be treated differently from any other Persons engaged in similar petroleum operations in the Territory of Sao Tome and Principe;

(o)
indemnify and hold the State, including the National Petroleum Agency, harmless against all losses, damages, injuries, expenses, actions of whatever kind and nature including all legal fees and expenses suffered by the State or the National Petroleum Agency where such loss, damage, injury, expense or action is caused by the Gross Negligence or Willful Misconduct of the Contractor, its Affiliates, its sub-contractors or any other Person acting on its or their behalf or any of their respective directors, officers, employees, agents or consultants;

(p)	not exercise all or any rights or authority over the Contract Area in derogation of the rights of the State or in breach of the Petroleum Law;

(q)
in the event of any emergency requiring immediate operational action, take all actions it deems proper or advisable to protect the interests of the Parties and any other affected Persons and any costs so incurred shall be included in the Operating Costs. Prompt notification of any such action taken by the Contractor and the estimated cost shall be given to the National Petroleum Agency within forty-eight (48) hours of becoming aware of the event; and

(r)	have, as of the date of execution of this agreement, the participating interests of:

BP –         50% (fifty percent);
Kosmos –     35% (thirty-five percent).
In accordance with Clause 8, the National Petroleum Agency has a participating interest of fifteen percent (15%).

10.	RECOVERY OF OPERATING COSTS AND SHARING OF PETROLEUM PRODUCTION

10.1
The allocation of Available Crude Oil shall be calculated on a Contract Area basis for Royalty Oil, Cost Oil and Profit Oil. This allocation of Available Crude Oil shall be in accordance with the Accounting Procedures, the Allocation and Lifting Procedures and this Clause 10 as follows:

(a)	Royalty Oil shall be allocated to the State from the first day of Production, based on the daily total of Available Crude Oil from the Contract Area, set at a rate of 2%;

(b)
Cost Oil shall be allocated to the Contractor in such quantum as will generate an amount of Proceeds sufficient for recovery of Operating Costs in the Contract Area. All costs will be recovered in United States dollars through Cost Oil allocation;

(c)	Cost Oil shall be not more than eighty percent (80%) of Available Crude Oil in the Contract Area after deduction of Royalty Oil in any accounting period;

(d)
Profit Oil, being the balance of Available Crude Oil after deducting Royalty Oil and Cost Oil shall be allocated to each Party based on the pre-tax, nominal rate of return calculated on a quarterly basis for the Contract Area in accordance with the following sliding scale:

Contractor’s Rate of Return for Contract Area (% per annum)	Government Share of Profit Oil	Contractor Share of Profit Oil
<19%	0%	100%
>=19%< 22%	10%	90%
>=22%<26%	20%	80%
>=26%<29%	40%	60%
>=29%	50%	50%

10.2
Beginning at the date of Commercial Discovery, Contractor’s rate of return shall be determined at the end of each Quarter on the basis of the accumulated compounded net cash flow for the Contract Area, using the following procedure:

(a)    The Contractor’s net cash flow for the Contract Area for each Quarter is:

(i)	The sum of Contractor’s Cost Oil and share of Contract Area Profit Oil regarding the Petroleum actually lifted in that Quarter at the Realizable Price;

(ii)	Minus Operating Costs.

(b)
For this computation, neither any expenditure incurred prior to the date of Commercial Discovery for the Contract Area nor any Exploration Expenditure shall be included in the computation of the Contractor’s net cash flow.

(c)	The Contractor’s net cash flows for each Quarter are compounded and accumulated for the Contract Area from the date of the Commercial Discovery according to the following formula:

ACNCF (Current Quarter) =
(100% + DQ) x ACNCF (Previous Quarter) + NCF (Current Quarter) 100%

where:

ACNCF = accumulated compounded net cash flow
NCF = net cash flow
DQ = quarterly compound rate (in percent)

The calculation will be made using quarterly compound rates (in percent) of 4.44%, 5.09%, 5.95%, and 6.57%, which correspond to annual compound rates (“DA”) of 19%, 22%, 26%, and 29%, respectively.

(d)
The Contractor’s rate of return in any given Quarter for the Contract Area shall be deemed to be between the largest DA which yields a positive or zero ACNCF and the smallest DA which causes the ACNCF to be negative.

(e)
The sharing of Profit Oil from the Contract Area between the State and the Contractor in a given Quarter shall be in accordance with the scale in Clause 10.1(d) above using the Contractor’s deemed rate of return as per paragraph (d) in the immediately preceding Quarter.

(f)
In the Contract Area, it is possible for the Contractor’s deemed rate of return to decline as a result of negative cash flow in a Quarter with the consequence that Contractor’s share of Profit Oil from the Contract Area would increase in the subsequent Quarter.

(g)
Pending finalization of accounts, Profit Oil from the Contract Area shall be shared on the basis of provisional estimates, if necessary, of deemed rate of return as approved by the National Petroleum Agency. Adjustments shall be effected with the procedure subsequently to be adopted by the National Petroleum Agency.

10.3	The quantum of Available Crude Oil to be allocated to each Party under this Contract shall be determined at the Delivery Point.

10.4
Each Party shall lift and dispose of its allocation of Available Crude Oil in accordance with the Allocation and Lifting Procedures. In the event of any reconciliation, the records of the National Petroleum Agency shall be the official, final and binding records.

10.5
Allocation of Royalty Oil and the State’s Profit Oil shall be in the form of delivery of Production of Petroleum to the National Petroleum Agency and the National Petroleum Agency or other appropriate authority shall issue receipts for such delivery within thirty (30) days of lifting such Royalty Oil and Profit Oil. These receipts are issued by the National Petroleum Agency or other appropriate authority on behalf of the Government of Sao Tome and Principe.

10.6
Any Party may, at the request of any other Party, lift such other Party’s Available Crude Oil pursuant to Clause 10.3 and the lifting Party within thirty (30) days from the end of the month in which the lifting occurred shall transfer to the account of the non-lifting Party the Proceeds of the sale to which the non-lifting Party is entitled. Overdue payments shall bear interest at the rate of LIBOR plus two percent (2%).

10.7	The State may sell to the Contractor all or any portion of its allocation of Available Crude Oil from the Contract Area under mutually agreed terms and conditions.

10.8
The Parties shall meet as and when agreed in the Allocation and Lifting Procedures to reconcile all Petroleum produced, allocated and lifted during the period in accordance with the Allocation and Lifting Procedures.

10.9
Notwithstanding the above, in lieu of lifting the State's Profit Oil and/or Royalty Oil, the State, upon one hundred eighty (180) days advance notice to the Operator issued by the National Petroleum Agency, may elect to receive the State’s allocation of Profit Oil and/or Royalty Oil in cash based on the Realizable Price rather than through lifting regardless of whether or not the Contractor sells the State's Profit Oil and/or Royalty Oil to a third party. If the State elects to receive cash in lieu of lifting, the Operator shall lift the State's allocation of Profit Oil and/or Royalty Oil and pay into the National Petroleum Account cash in respect of such lifting within thirty (30) days from the end of the month in which the lifting occurred. Every one hundred eighty (180) days, the State may elect to have an entity designated by the State to resume lifting the State’s allocation of Profit Oil and/or Royalty Oil upon one hundred eighty (180) days' notice to the Operator prior to the date the State elects to have an entity designated by the State to resume lifting.

11.    VALUATION OF CRUDE OIL

11.1	Unless a pre-marketing plan is agreed, and save as otherwise provided in this Contract, Crude Oil shall be valued in accordance with the following procedures:

(a)
On the attainment of commercial production of Crude Oil, each Party shall engage the services of an independent laboratory of good repute to undertake a qualitative and quantitative analysis of such Crude Oil.

(b)
A trial marketing period shall be designated which shall extend for the first six (6) month period during which a new stream is lifted or for the period of time required for the first ten (10) liftings, whichever is longer. During the trial marketing period the Parties shall:

(i)	collect samples of the new Crude Oil upon which the qualitative and quantitative analysis shall be performed as provided in Clause 11.1(a);

(ii)	determine the approximate quality of the new Crude Oil by estimating the yield values from refinery modeling;

(iii)
market in accordance with their entitlement to the new Crude Oil and to the extent that one Party lifts the other Party’s allocation of Available Crude Oil, payments therefor shall be made by the buyers to the Operator which will be responsible for distributing to the other Parties in accordance with their entitlement, and Cost Oil and Profit Oil and the Contractor's accounting shall reflect such revenues, in accordance with Clause 10;

(iv)
provide information to a third party who shall compile the information and maintain all individual Party information confidential with regard to the marketing of the new Crude Oil including documents which verify the sales price and terms of each lifting; and

(v)
apply the actual F.O.B. sales price to determine the value for each lifting which F.O.B. sales pricing for each lifting shall continue, as the Realizable Price, after the trial marketing period until the Parties agree to a valuation of the new Crude Oil but in no event longer than ninety (90) days after conclusion of the trial marketing period.

(c)
As soon as practicable but in any event not later than sixty (60) days after the end of the trial marketing period, the Parties shall meet to review the qualitative and quantitative analysis, yield and actual sales data. The Realizable Price shall be based on a single weighted average price for all Available Crude Oil in the month, based on the international FOB market price at the Delivery Point. It is the intent of the Parties that such price shall reflect the true market value based on arm’s length transactions for the sale of the new Crude Oil to independent parties.

(d)	Upon the conclusion of the trial marketing period, the Parties shall be entitled to lift their allocation of Available Crude Oil pursuant to Clause 10.3 and the Allocation and Lifting Procedures.

(e)
When a new Crude Oil stream is produced from the Contract Area and is commingled with an existing Crude Oil produced which has an agreed Realizable Price basis then such basis shall be applied to the extent practicable for determining the Realizable Price of the new Crude Oil. The Parties shall meet and mutually agree on any appropriate modifications to such agreed Realizable Price, which may be required to reflect any change in the market value of the Crude Oils as a result of commingling.

11.2
If the National Petroleum Agency or the Contractor are unable to agree the valuation of Crude Oil produced in the Contract Area for a particular month, then such Party may propose its alternative valuation to the other Parties. The Parties shall then meet within thirty (30) days of such proposal and mutually agree on such valuation with or without any appropriate modifications within thirty (30) days from such meeting, failing which the issue shall be referred to a mutually agreed independent expert who shall have the appropriate international oil and gas experience and who will resolve and settle the matter in a manner as he shall in his absolute discretion think fit and the decision of the expert shall be final and binding on the Parties. If after a period of thirty (30) days, the Parties are unable to agree on the identity of the expert, such expert shall be appointment by the International Centre for Expertise in accordance with the provisions for the appointment of experts under the Rules for Expertise of the International Chamber of Commerce.

11.3
Segregation of Crude Oils of different quality and/or grade shall, by agreement of the Parties, take into consideration, among other things, the operational practicality of segregation and the cost benefit analysis thereof. If the Parties agree on such segregation the following provisions shall apply:

(a)	any and all provisions of this Contract concerning valuation of Crude Oil shall separately apply to each segregated Crude Oil produced; and

(b)
each grade or quality of Crude Oil produced and segregated in a given year shall contribute its proportionate share to the total quantity designated in such year as Royalty Oil, Cost Oil and Profit Oil.

12.    PAYMENTS

12.1
The Contractor shall make all payments to the State for which it is liable under this Contract in United States dollars or such other currency agreed between the Contractor and the National Petroleum Agency. Payments shall be made into the National Petroleum Account in accordance with the Oil Revenue Law. Where a payment is made in currency other than United States dollars, the exchange rate used to convert the United States dollars liability into that currency shall be the exchange rate published on the date of payment by the Central Bank of Sao Tome and Principe for Dobras, and the Financial Times of London for other currencies. Overdue payments shall bear interest at the annual rate of LIBOR plus two percent (2%) from the due date until the date of actual payment.

12.2
The State shall make all payments to the Contractor for which it is liable under this Contract in United States dollars or such other currency agreed between the Contractor and the National Petroleum Agency. Where a payment is made in a currency other than United States dollars, the exchange rate used to convert the United States dollar liability into that currency shall be the exchange rate published on the date of payment by the Central Bank of Sao Tome and Principe for Dobras, and the Financial Times of London for other currencies. Overdue payments shall bear interest at the annual rate of LIBOR plus two percent (2%) from the due date until the date of actual payment.

12.3	Any payments required to be made pursuant to this Contract shall be made within twenty (20) days following the end of the month in which the obligation to make such payments is incurred.

12.4	The Contractor shall have the right to pay their subcontractors and their expatriates, in currencies they have agreed, either in Sao Tome and Principe or abroad.

13.    TITLE TO EQUIPMENT / DECOMMISSIONING

13.1
The Contractor shall finance the cost of purchasing or leasing all materials, equipment and facilities to be used in Petroleum Operations in the Contract Area pursuant to approved Work Programs and Budgets and such materials, equipment and facilities, if purchased, shall become the sole property of the State when the Contractor has recovered the cost of such materials, equipment and facilities (as the case may be) in accordance with this Contract and free of all liens and other encumbrances. Except as otherwise provided for in the Petroleum Law, the Contractor shall have the right to use, free of any additional charge, all of materials, equipment and facilities exclusively for Petroleum Operations in the Contract Area during the term of this Contract and any extensions thereof. The State, including the National Petroleum Agency, shall have the right to use all such materials, equipment and facilities in the Contract Area during the term of this Contract and any extensions thereof and such use shall be subject to terms and conditions agreed by the Parties, provided that it is understood that Petroleum Operations in the Contract Area hereunder shall take precedence over such use by the State or the National Petroleum Agency.

Should the State or the National Petroleum Agency desire to use such materials, equipment and facilities outside the Contract Area, such use shall be subject to terms and conditions agreed by the Parties, provided that it is understood that Petroleum Operations in the Contract Area hereunder shall take precedence over such use by the State or the National Petroleum Agency. The Contractor shall only lease materials, equipment and facilities with the approval of the National Petroleum Agency, such approval not to be unreasonably withheld.

13.2
The Contractor’s right to use such cost recovered purchased materials, equipment and facilities shall cease with the termination or expiration (whichever is earlier) of this Contract, including any extensions hereof.

13.3
The provisions of Clause 13.1 with respect to the title of property passing to the State shall not apply to leased equipment belonging to local or foreign third parties, and such equipment may be freely exported from the Territory of Sao Tome and Principe in accordance with the terms of the applicable lease.

13.4
Subject to Clause 13.1, all fixed assets purchased or otherwise acquired by the Contractor for the purposes of Petroleum Operations hereunder shall become the property of the State when the Contractor has recovered the cost of such materials, equipment and facilities (as the case may be) in accordance with this Contract. Upon termination of this Contract, the Contractor shall hand over possession of such fixed assets to the State in good working order and free of all liens and other encumbrances.

13.5	During the term of this Contract, any agreed sales of equipment, land, fixed assets, materials and machinery acquired for the purpose of Petroleum Operations shall be conducted by the Contractor on the basis of the procedure for sale of assets as set forth in Schedule 5, subject to the consent of the National Petroleum Agency.

13.6	Decommissioning

The expenditure for Decommissioning will be estimated on the basis of technical studies undertaken by the Contractor to be agreed by the National Petroleum Agency as part of each Field Development Program and revised as necessary.

13.7	Unless otherwise agreed with the National Petroleum Agency, the procedure for the Contractor providing funds to meet its Decommissioning obligations shall be as follows:

(a)	an amount shall be established on a Contract Area basis, commencing with effect from the fourth (4th) anniversary after the start of commercial production, on a unit of production basis as follows:

DP =        (PVDC – DF) * (P / RP), where:

DP =	Decommissioning provision for the period (millions of US dollars)

PVDC =	Present Value of Decommissioning costs (millions of US dollars)

DF =	Balance of Decommissioning fund at the start of the period (millions of US dollars)
P =        Crude Oil production in the period (millions of Barrels)

RP =	Estimated remaining recoverable Crude Oil (millions of Barrels) from the Contract Area

(b)
All Decommissioning provisions shall be held in a Decommissioning reserve fund, which shall be an interest bearing escrow account jointly established by the Parties at a first class commercial bank or other financial institution in accordance with the Petroleum Law (the “Decommissioning Reserve Fund”). The bank or financial institution shall have a long term rating of not less than "A minus" by Standard and Poor’s Corporation or an "A3" rating by Moody’s Investor Service or a comparable rating by another mutually agreed rating service.

(c)	For the purposes of calculating the present value of Decommissioning costs, the following formula shall be used:

PVDC =     EDC / (1 + i) n, where:

PVDC =    present value of Decommissioning costs

EDC =	estimated value of Decommissioning costs in nominal terms at the expected date of Decommissioning

i =	interest rate applicable to the escrow account in the current period

n =	number of Years between current period and expected date of Decommissioning

13.8
The Decommissioning Reserve Fund shall be used solely for the purposes of paying for Decommissioning activities. No Party may mortgage, pledge, encumber or otherwise use such Decommissioning Reserve Fund for any purpose whatsoever except as expressly provided herein or in the Petroleum Law. The Decommissioning Reserve Fund may be invested in investments approved in advance by the Contractor and the National Petroleum Agency.

13.9
The Contractor shall annually meet any shortfall between the actual Decommissioning costs and the Decommissioning Reserve Fund for the Contract Area, such amount to be deposited into the escrow account within thirty (30) days after the end of each Calendar Year.

13.10
Any balance remaining in the Decommissioning Reserve Fund after all Decommissioning costs in the Contract Area have been met shall be distributed between the National Petroleum Agency and the Contractor in the same proportion as the allocation of Available Crude Oil at the time of Decommissioning operations.

13.11
Decommissioning expenditures incurred under these Decommissioning provisions are both cost recoverable as Contract Area non-capital costs under the Accounting Procedures and deductible for Tax purposes under the Petroleum Taxation Law.

14.    EMPLOYMENT AND TRAINING OF NATIONALS OF THE STATE

14.1
Each Calendar Year, the Contractor shall submit a detailed program for recruitment and training for the following Calendar Year in respect of its personnel from Sao Tome and Principe in accordance with the Petroleum Law.

14.2	Qualified nationals from Sao Tome and Principe shall be employed in all non-specialized positions.

14.3
Qualified nationals from Sao Tome and Principe shall also be employed in specialized positions such as those in exploration, drilling, engineering, production, environmental safety, legal and finance. The Contractor shall have the right, subject to applicable laws, rules and regulations, to employ non-nationals of Sao Tome and Principe in such specialized positions where qualified individuals from Sao Tome and Principe are not available, provided that the Contractor shall recruit and train nationals from Sao Tome and Principe for such specialized positions, such that the number of expatriate staff shall be kept to a minimum.

14.4
Pursuant to Clause 9.2(k), qualified competent professionals of the National Petroleum Agency shall be assigned to work with the Contractor and such personnel and the Contractor's national personnel from Sao Tome and Principe shall not be treated differently with regard to salaries and other benefits. The Contractor and the National Petroleum Agency shall mutually agree on the numbers of National Petroleum Agency's staff to be assigned to Petroleum Operations. The costs and expenses of such National Petroleum Agency personnel shall be included in Operating Costs. The Contractor shall not be liable for any damages resulting from the Gross Negligence or Willful Misconduct of any National Petroleum Agency employees assigned to work for the Contractor.

14.5	The Parties shall mutually agree on the organizational chart of the Contractor which shall include nationals of Sao Tome and Principe in key positions.

14.6
No Sao-Tomean who is employed by the Contractor shall be dismissed without the prior written approval of the National Petroleum Agency, except in the case of a serious misbehavior on the part of such employee, in which case a prior notice of the dismissal to the National Petroleum Agency will be required. For the purposes of this clause, a serious misbehavior means serious inadequate conduct of the employee which corresponds to a violation of the employee’s duties under the applicable Sao Tome and Principe labor legislation, which has been investigated and proved by documentary evidence.

14.7
The Contractor shall spend point twenty-five percent (0.25%) of the Operating Costs in each Year of the Exploration Period subject to a minimum of US$250,000 (two hundred and fifty thousand United States dollars) and a maximum of US$300,000 (three hundred thousand United States dollars) in any Calendar Year on scholarships for the training of nationals of Sao Tome and Principe at institutions to be selected by the National Petroleum Agency subject to compliance with the laws applicable to each Party and appropriate due diligence by the Parties. In connection with the review of the annual Work Program and Budgets, the National Petroleum Agency may propose additional budgets for training and the National Petroleum Agency and the Contractor shall mutually agree to such proposal.

14.8
The Contractor shall spend US$500,000 (five hundred thousand United States Dollars) in each Calendar Year during the Production Period on scholarships for the training of nationals of Sao Tome and Principe at institutions to be selected by the National Petroleum Agency subject to compliance with the laws applicable to each Party and appropriate due diligence by the Parties. In connection with the review of the annual Work Program and Budgets, the National Petroleum Agency may propose additional budgets for training and the Parties may mutually agree to such proposal.

14.9	Amounts payable under Clauses 14.7 and 14.8 shall be recoverable as Contract Area non-drilling exploration costs under the terms of the Accounting Procedures.

15.    BOOKS AND ACCOUNTS, AUDIT AND OVERHEAD CHARGES

15.1    Books and Accounts

(a)
The Contractor shall be responsible for keeping complete books of accounts consistent with Good Oil Field Practice and modern petroleum industry accounting practices and procedures. The books and accounts maintained under and in accordance with this Contract shall be kept in United States dollars. All other books of accounts as the Operator may consider necessary shall also be kept in United States dollars. Officials of the National Petroleum Agency and the

Contractor shall have access to such books and accounts at all times upon reasonable notice.

(b)	All original books of account shall be kept at the registered address or principal place of business of the Contractor in Sao Tome and Principe.

15.2	Audits

(a)
The National Petroleum Agency shall have the right to inspect and audit the accounting records relating to this Contract or Petroleum Operations for any Calendar Year by giving thirty (30) days advance written notice to the Operator. The Operator may request additional time. The Operator shall facilitate the work of such inspection and auditing; provided, however, that such inspection and auditing shall be carried out within three (3) Calendar Years following the end of the Calendar Year in question. If not, the books and accounts relating to such Calendar Year shall be deemed to be accepted by the Parties. Any exception must be made in writing within ninety (90) days following the end of such audit and failure to give such written notice within such time shall establish the correctness of the books and accounts by the Parties.

(b)
The National Petroleum Agency may undertake the inspection and audit in Clause 15.2(a) either through its own personnel or through a qualified firm of chartered accountants appointed for such purpose by the National Petroleum Agency; provided, that transportation and per diem, in accordance with Sao-Tomean legislation, are borne by the Contractor. The National Petroleum Agency’s own personnel shall be borne by the Contractor as a general administrative cost, as long as these are reasonable and are duly documented and shall be cost recoverable. Costs for the qualified firm of chartered accountants shall be borne by the National Petroleum Agency.

(c)
Notwithstanding that the said period of three (3) Calendar Years may have expired, if the Contractor or any of its employees or any Person acting on its behalf has acted with Gross Negligence or engaged in Willful Misconduct, the National Petroleum Agency shall have the right to conduct further audit to the extent required to investigate such Gross Negligence or Willful Misconduct in respect of any earlier periods and all costs of such investigation shall be for the account of the Contractor and shall not be cost recoverable.

15.3    Materials

The Contractor shall maintain physical and accounting controls of all materials and equipment in stock in accordance with Good Oil Field Practice. The Contractor shall make a total inventory at least once in a Calendar Year and shall give the National Petroleum Agency four (4) weeks’ advance written notice prior to the taking of such inventory. The National Petroleum Agency and/or its external auditors shall be entitled to observe such inventory taking. The National Petroleum Agency may also carry out a partial or total check of such inventories at its own expense, whenever it considers it necessary, provided such exercise does not unreasonably disrupt Petroleum Operations.

15.4	Home Office Overhead Charges

The Contractor shall include the following percentages of total annual recoverable expenditures as overhead charges in calculating total Operating Costs.

Expenditure Tranche (USD million)	% of Recoverable expenditures
< 200	1.00%
the next 200 OR >200 and<400	0.75%
the next 100 OR >400 and<500	0.50%
≥ 500	0.00%

16.    TAXES AND CUSTOMS

16.1	Tax

The Contractor shall be subject to Tax on income derived from Petroleum Operations in accordance with the Petroleum Taxation Law. Such Tax shall be payable by the Contractor in accordance with the Petroleum Taxation Law, except as otherwise provided in this Contract.

16.2	The Realizable Price established in accordance with Clause 11 shall be used in determining the amount of profits of a Contractor Party and its resulting Tax liability under the Petroleum Taxation Law.

16.3	Customs

In accordance with the Petroleum Law, the Contractor, in its own name or in the name of its sub-contractors or other Persons acting on its or their behalf, are entitled to import and export all goods, materials and equipment destined exclusively and directly for the execution of Petroleum Operations. Such goods, materials and equipment shall be exempt from all and any customs duties, notwithstanding the terms and conditions set out in the Petroleum Law or other applicable laws and regulations.
17.    INSURANCE

17.1
The Contractor shall obtain and maintain such insurance as is customarily obtained in accordance with Good Oil Field Practice with respect to Petroleum Operations with an insurance company of good repute approved by the National Petroleum Agency, in the names of the Parties and with limits of liability not less than those required in accordance with Good Oil Field Practice. The premium for such policies shall be included in Operating Costs. All policies shall name the National Petroleum Agency as a co-insured with a waiver of subrogation rights in favor of the Contractor. Without prejudice to the generality of the foregoing, such insurance may cover:

(a)    any loss or damage to all assets used in Petroleum Operations;

(b)	pollution caused in the course of Petroleum Operations for which the Contractor or the Operator may be held responsible;

(c)
property loss or damage or bodily injury suffered by any third party in the course of Petroleum Operations for which the Contractor, the Operator, the State or the National Petroleum Agency may be held liable;

(d)	the cost of removing wrecks and cleaning up operations following an accident in course of Petroleum Operations; and

(e)	the Contractor's and/or the Operator's liability to its employees and other persons engaged in Petroleum Operations.

17.2
In case of any loss or damage to property, all amounts paid by an insurance company shall be received by the Contractor for the conduct of Petroleum Operations. The Contractor shall determine whether the lost or damaged property should be repaired replaced or abandoned. If the decision is to repair or replace the property in question, the Contractor shall immediately take steps to replace or repair such lost or damaged property. Any excess cost of repair or replacement above the amount reimbursed by the insurance company shall be regarded as an Operating Cost. If the cost of repair is less than the amount reimbursed by the insurance company, the difference shall be deducted from Operating Costs. If the decision is to neither repair nor replace then the proceeds of any coverage shall be credited to Operating Costs. In the event that the loss or damage is attributable to the Contractor’s Gross Negligence or Willful Misconduct, the excess cost of replacement or repair shall not be reimbursed as an Operating Cost.

17.3
The Contractor shall obtain and maintain an insurance policy covering damage caused to third parties as provided in Clause 17.1(c) as a direct or indirect result of Petroleum Operations under this Contract.

17.4
All insurance policies obtained and maintained pursuant to this Clause 17 shall be based upon Good Oil Field Practice and shall be taken out in Sao Tome and Principe, except for those concerning risks for which the Contractor cannot obtain local coverage with an insurance company holding a long term rating not inferior to A minus by Standard and Poor’s Corporation or an A3 rating by Moody’s Investor Service or an equivalent rating by any other mutually agreed rating service, in which case it shall be taken out outside of the Territory of Sao Tome and Principe.

17.5
In entering into contracts with any sub-contractor or other Person for the performance of Petroleum Operations, the Contractor shall require, whenever reasonably practicable, such sub-contractor or other Person to take out adequate insurance in accordance with this Clause 17 and to properly indemnify the State and its organs and agencies and the

Contractor for any damage done and to fully indemnify and hold the State and its organs and agencies and the Contractor harmless against claims from any third parties.

17.6	The Contactor shall also maintain all other insurance policies required under the laws of Sao Tome and Principe.

18.    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

18.1
Subject to Clauses 18.4 and 18.5, the Contractor and the National Petroleum Agency shall keep information furnished to each other in connection with Petroleum Operations and all plans, maps, drawings, designs, data, scientific, technical and financial reports and other data and information of any kind or nature relating to Petroleum Operations including any discovery of Petroleum as strictly confidential and shall ensure that their entire or partial contents shall under no circumstances be disclosed in any announcement to the public or to any third party without the prior written consent of the other. With regard to data about aspects of geology, reservoir engineering or production engineering, reports or other material submitted to public authorities, the confidentiality obligations shall have the duration specified in Clause 18.3.

The provisions of this Clause 18 shall not apply to disclosure to:

(a)	Affiliates;

(b)
sub-contractors, auditors, financial consultants or legal advisers, provided that such disclosures are required for the effective performances of the aforementioned recipients’ duties related to Petroleum Operations and provided further that they are under a similar undertaking of confidentiality as that contained in this Clause 18;

(c)
comply with statutory obligation or the requirements of any governmental agency or the rules of a stock exchange on which a Party’s or its Affiliates’ stock is publicly traded in which case the disclosing Party will notify the other Party of any information so disclosed prior to such disclosure;

(d)
financial institutions involved in the provision of finance for the Petroleum Operations hereunder provided, in all such cases, that the recipients of such data and information agree in writing to keep such data and information strictly confidential;

(e)
a bona fide third party purchaser provided that such third party executes an undertaking similar to the undertaking contained in this Clause 18 to keep the information disclosed to it strictly confidential; and

(f)	in accordance with and as required by the Oil Revenue Law.

18.2
The Parties shall take necessary measures in order to make their directors, officers, employees, agents and representatives comply with the same obligation of confidentiality provided for in this Clause 18.

18.3	The provisions of this Clause 18 shall terminate five (5) years after the termination or expiration of this Contract.

18.4
Subject to Clause 18.1(c), the Contractor shall use best endeavors to ensure that it, its Affiliates and Associates and each of their respective directors, officers, servants, employees and agents shall not make any reference in public or publish any notes in newspapers, periodicals or books nor divulge, by any other means whatsoever, any information on the activities under the Petroleum Operations, or any reports, data or any facts and documents that may come to their knowledge by virtue of this Contract, without the prior written consent of the National Petroleum Agency.

18.5
No announcement of a Discovery or Commercial Discovery may be made by the Contractor otherwise than in accordance with this Clause 18 and unless and until the Government has made a prior announcement of such Discovery or Commercial Discovery in the national and international media.

19.    ASSIGNMENT

19.1
Subject to Clause 19.5, the Contractor may not sell, assign, transfer, encumber, convey or otherwise dispose of part or all of its rights, interest and/or obligations under this Contract to any third party without the prior written consent of the National Petroleum Agency.

19.2
All changes in Control of a Contractor Party shall be subject to the prior approval of the Government. Where a change in Control occurs without the prior approval of the Government, the Government may terminate this Contract in respect of such Contractor Party. This Clause 19.2 does not apply if the change of Control is the direct result of an acquisition of shares or other securities of a publicly traded company on a recognized stock exchange. Change of Control includes a Person ceasing to be Controlled (whether or not another Person becomes in Control), and a Person obtaining Control (whether or not another Person was in Control).

19.3
When an assignment, transfer or other disposition of any rights under this Contract, other than a transfer pursuant to Clause 19.5, is anticipated, the assigning Contractor Party must notify in writing the National Petroleum Agency as soon as practicable. The Government, acting through the National Petroleum Agency or other nominee, shall then have the right to purchase the assigning Contractor Party's interest under this Contract proposed to be assigned, transferred or otherwise disposed of on the same terms and conditions as those offered to a bona fide transferee provided that it gives notice to the Contractor Party of its decision to exercise such right within thirty (30) days of the Contractor Party’s notice pursuant to the first sentence above. This right is in addition to any right of pre-emption granted under an applicable Joint Operating Agreement.

19.4	If the written consent by the National Petroleum Agency is granted, the assigning Contractor Party shall be relieved of its obligation and liabilities under this Contract to the extent that the assignee or transferee accepts the assumption of such obligations and liabilities under this Contract.

19.5
The Contractor may sell, assign, transfer, convey or otherwise dispose of part or all of its rights and interest under this Contract to an Affiliate with a prior written notice to the National Petroleum Agency, provided that the relevant Contractor Party and the Affiliate shall remain jointly and severally liable for all obligations and liabilities under this Contract notwithstanding such assignment, transfer, conveyance or other disposal. If the Affiliate shall cease at any time to be an Affiliate of the transferring Contractor Party, the Affiliate shall immediately re-assign or re-transfer to the original Contractor Party all rights and obligations transferred to it under this Contract. Transfers of interests to an Affiliate of a Contractor Party shall not change the nationality of the Contractor Party for the purpose of determining jurisdiction of any arbitration tribunal.

19.6
Any request for consent pursuant to Clause 19.1 made by the Contractor to the National Petroleum Agency shall include the assignment agreement and other relevant information relating to financial and corporate standing of the assignee, and its capability to contribute to the Petroleum Operations under this Contract as required under the Petroleum Law.

20.    TERMINATION

20.1	The State, by decision of the Government, shall be entitled to terminate this Contract with the Contractor (or in respect of any Party making up the Contractor) if any of the following events occur:

(a)	the Contractor defaults in the performance of any of its material obligations set forth in Clause 9;

(b)	the Contractor fails to execute the Minimum Work Obligations;

(c)
the Contractor assigns, transfers, conveys, encumbers or other disposes of its rights, interests and/or obligations under this Contract otherwise than in accordance with Clause 19 and/or the Petroleum Law;

(d)
the Contractor is adjudged insolvent or bankrupt by a court of competent jurisdiction or acknowledges or claims that it is unable to pay its debts or makes an application for bankruptcy protection that is not discharged within thirty (30) days;

(e)	the Contractor ceases to carry on its business as carried on at the date of this Contract or liquidates or terminates its corporate existence;

(f)	the warranties made by the Contractor under Clause 24 are found to have been untrue when made;

(g)	the Contractor fails to make any payment to the State when due;

(h)	the Contractor fails to submit the performance bond or guarantee when due;

(i)
the Contractor fails to initiate field development and production in accordance to the time schedule outlined in the approved Field Development Program (Clause 5.1 (e)), except if that occurs for acceptable and duly demonstrated reasons; or if, after production of Petroleum is initiated in the Contract Area, production of Petroleum ceases for a period of more than four (4) months for causes which are not acceptable, not attributable to Force Majeure or without the consent of the National Petroleum Agency; and

(j)	the events provided for in the articles 34, 35 or 36 of the Petroleum Law.

20.2
If the cause for termination is an event specified in Clause 20.1(a), (b), (f), (g), (h), (i) and/or (j) above, the National Petroleum Agency shall give written notice thereof to the Contractor requiring it to remedy such default within a period not more than thirty (30) days of receipt of the National Petroleum Agency’s notice or such additional days as the National Petroleum Agency deems appropriate in the circumstances in its sole discretion. If upon the expiration of the said period such default has not been remedied or removed, the Government may, by written notice issued by the National Petroleum Agency to the Contractor, declare this Contract terminated.

20.3
Termination for any of the events specified in Clause 20.1(c), (d) and/or (e) above, shall be with immediate effect and the Government may, by written notice to the Contractor issued by the National Petroleum Agency, declare this Contract terminated. Termination as to one Contractor Party shall not constitute termination as to the other Contractor Party(ies).

20.4
Where this Contract is terminated with respect to only one Contractor Party, the State shall have the option to assume the interests, rights and obligations of such defaulting Contractor Party under this Contract. If the State elects not to exercise this option, the interests, rights and obligations shall be assigned to the remaining Contractor Parties who shall be liable jointly and severally.

20.5
In the event that any other Contractor Party(ies) fail to meet any and all liabilities of the terminated Contractor Party as provided in Clause 20.4, the State reserves the right to terminate this Contract, in respect of all other Contractor Parties upon written notice.

20.6
Without prejudice to all other rights of the State, the Contractor shall upon the termination of this Contract permit inspection, copying and auditing of its accounts and records for the Petroleum Operations by the National Petroleum Agency and/or its agents.

20.7
The Contractor shall have the right, at its sole discretion, to relinquish its rights and to terminate this Contract without further obligations or liabilities, upon completion of the stipulated Minimum Work Obligations and Minimum Financial Commitment at the end of any phase of the Exploration Period, upon giving a thirty (30) day advance notice to the National Petroleum Agency. This Clause 20.7 shall not release the Contractor from any unfulfilled obligations incurred prior to the termination of this Contract nor from any liabilities arising from acts or omissions taking place prior to the termination of this Contract.

20.8	This Contract shall automatically terminate if no Commercial Discovery is made in the Contract Area at the end of Exploration Period, as extended.

21.    FORCE MAJEURE

21.1
Any failure or delay on the part of any Party in the performance of its obligations or duties (other than the obligation to pay money) under this Contract shall be excused to the extent attributable to Force Majeure. A Force Majeure situation includes delays, defaults or inability to perform under this Contract due to any event beyond the reasonable control of the Party claiming Force Majeure. Such event may be, but is not limited to, any act, event, happening or occurrence due to natural causes and acts or perils of navigation, fire, hostilities, war (whether declared or undeclared), blockade, labor disturbances, strikes riots, insurrection, civil commotion, quarantine restrictions, epidemics, storms, floods, earthquakes, accidents, blowouts and lightning.

21.2
If Petroleum Operations are delayed, curtailed or prevented by an event of Force Majeure, then the time for carrying out the obligation and duties thereby affected, and rights and obligations hereunder, shall be extended for a period equal to the period of such delay.

21.3
The Party who is unable to perform its obligations as a result of the Force Majeure shall promptly notify the other Parties not later than five (5) days after the establishment of the commencement of the event of Force Majeure, stating the cause, and the Parties shall do all that is reasonably within their powers to remove such cause.

21.4	The Contractor’s failure or inability to find Petroleum in commercial quantities for reasons other than as specified in Clause 21.1 shall not be deemed an event of Force Majeure.

22.    LAWS AND REGULATIONS

22.1	This Contract shall be governed by and construed in accordance with the laws of the Democratic Republic of Sao Tome and Principe.

22.2	Subject to Clause 25.8 and to the principles of public international law, no term of this Contract shall prevent or limit the State from exercising its sovereign rights.

23.    NATURAL GAS

23.1
If the Contractor discovers a commercially viable quantity of Natural Gas, the Contractor shall have the right to develop, commercialize, recover the costs and share in the profits of a development of such Natural Gas under this Contract on terms to be mutually agreed. Such terms when agreed shall become an integral part of this Contract.

23.2
Notwithstanding Clause 23.1, the Contractor may utilize, at no cost, Natural Gas required as fuel for Petroleum Operations such as gas recycling, gas injection, gas lift or any other Crude Oil enhancing recovery schemes, stimulation of wells necessary for maximum Crude Oil recovery in the field discovered and developed by the Contractor and such usage shall be with prior written consent of the National Petroleum Agency, which consent shall not be unreasonably withheld. This shall be included in a Field Development Program.

23.3
The attainment of recovery of Crude Oil through an efficient, economic and technically acceptable method shall always be paramount in all decisions regarding Associated Natural Gas. However, prior to the commencement of Production of Crude Oil from the Contract Area, the Contractor shall submit to the National Petroleum Agency, a program for the utilization of any Associated Natural Gas that has been discovered in the Contract Area, which shall be subject to the approval of the National Petroleum Agency.

23.4
If the Contractor discovers sufficient volumes of Unassociated Natural Gas that could justify commercial development, the Contractor shall immediately report the volume of potentially recoverable Natural Gas to the National Petroleum Agency and shall promptly investigate and submit proposals to the National Petroleum Agency for the commercial development of such Natural Gas taking in consideration local strategic needs as may be identified by the National Petroleum Agency, within two (2) years of the date of the relevant discovery. Any cost in respect of such proposals or investigation presented by the Contractor to the National Petroleum Agency shall be included in Operating Costs. The Contractor and the National Petroleum Agency will determine the plan and time needed, which shall be no more than five (5) years, unless otherwise agreed by the National Petroleum Agency, to progress a commercial development project, which shall include the terms for recovery of Operating Costs and sharing of Natural Gas production, which terms when agreed shall form an integral part of this Contract. If the Contractor fails to justify a commercial development within the agreed timeframe and if the National Petroleum Agency determines that a sufficient volume of Unassociated Natural Gas exists, the National Petroleum Agency shall have the right to propose to the Contractor a commercial development of such Natural Gas. The Contractor shall have the right to participate in the commercial development under terms pursuant to Clause 23.1. If the Contractor declines to participate in the commercial development of such Natural Gas as presented by the National Petroleum Agency and if the Field Development Program does not hinder or jeopardize current Petroleum Operations, the National Petroleum Agency may develop the Natural Gas in the manner presented to the Contractor.

24.    REPRESENTATIONS AND WARRANTIES

24.1	In consideration of the State entering into this Contract, the Contractor hereby represents and warrants to the State as follows:

(a)	The Contractor has the power to enter into and perform this Contract and has taken all necessary action to execute, deliver and perform this Contract in accordance with the terms herein contained.

(b)	The execution, delivery and performance of this Contract by the Contractor will not contravene, any of the provisions of:

(i)	any law or regulations or order of any governmental authority, agency or court applicable to or by which the Contractor may be bound; and

(ii)	any mortgage, contract or other undertaking or instrument to which the Contractor is a party or which is binding upon it or any of its respective revenues or assets.

(c)	Full disclosure has been made to the National Petroleum Agency.

(d)
As of the Effective Date all facts in relation to the Contractor and its financial condition and affairs as are material and ought properly to be made known to the National Petroleum Agency and have been made so known in full.

(e)	The Contractor, together with its Affiliates, has sufficient funds both in foreign and local currencies to carry out Petroleum Operations under this Contract.

(f)	The representations and warranties set out in this Clause 24 shall remain in full force and effect for the duration of this Contract.

24.2	In consideration of the Contractor entering into this Contract, the State hereby represents and warrants to the Contractor as follows:
The State warrants the Contract Area that is the subject matter of this Contract is within the territorial jurisdiction of the Democratic Republic of Sao Tome and Principe.

25.    CONCILIATION AND ARBITRATION

25.1
Should there be a difference or dispute between the Parties concerning the interpretation or performance of this Contract (a "Dispute") such that the Dispute cannot be resolved by mutual agreement, the Parties may refer the matter to an independent expert for an opinion to assist the Parties in reaching a mutual agreement.

25.2
Where an independent expert is used, the National Petroleum Agency and the Contractor shall furnish the expert with all written information which he may reasonably require. The cost of the services of the expert, if appointed, shall be shared equally between the National Petroleum Agency and each Contractor Party.

25.3
If the Dispute cannot be settled by amicable agreement or through an independent expert or if a Party does not agree to the use of an independent expert, then either the National Petroleum Agency or the Contractor may serve on the other a demand for arbitration in accordance with this Clause 25. The procedures set forth in this Clause 25 shall be the exclusive procedures for arbitration of any and all Disputes arising under or involving the interpretation of this Contract. No other arbitration tribunal under any other procedure, agreement or international treaty shall have jurisdiction over such disputes between the Parties.

25.4
If the relevant Parties have not reached a mutual agreement after three (3) months of the date of a notice of a Dispute by one Party to another, unless the Parties to the Dispute mutually agree to an extension, any Party to the Dispute may refer the Dispute for resolution by final and binding arbitration to the International Centre for the Settlement of Investment Disputes (the "Centre" or “ICSID”) established by the Convention on the Settlement of Investment Disputes between States and Nationals of other States, done at Washington, March 18, 1965 (the "ICSID Convention"); to the Additional Facility of the Centre, if the Centre is not available; or in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL), if neither the Centre nor the Additional Facility are available.

25.5    Seat and Language of Arbitration

The seat of the arbitration shall be Geneva, Switzerland. The languages of the arbitration proceedings, and of all orders, decisions, and the award, shall be Portuguese and English.

25.6    Number and Identity of Arbitrators

The arbitral tribunal shall be constituted by three (3) arbitrators selected according to the following procedure:

(i)
The claimant and the respondent shall, within thirty (30) days from the day on which a request for arbitration has been submitted, appoint an arbitrator each (and if there is more than one claimant or more than one (1) respondent, then the claimants and/or the respondents collectively shall each appoint a single arbitrator), by giving notice in writing of such appointment to the Secretary-General of ICSID and the other Party or Parties to the Dispute.

(ii)
If either the claimant or the respondent fails to comply with the time limit in the preceding paragraph, the Chairman of the Administrative Council of ICSID shall appoint the arbitrator or arbitrators that have not yet been appointed, at the request of either the claimant or the respondent and after consulting the claimant and the respondent as far as possible. The Chairman of the Administrative Council of ICSID shall give notice in writing of such appointment or appointments to the Secretary-General of ICSID and the claimant and the respondent.

(iii)
The two (2) arbitrators so appointed shall, within thirty (30) days of their appointment, agree upon the person to be appointed as the President of the tribunal, and give notice of such appointment to the Secretary-General of ICSID and the claimant and the respondent.

(iv)
If the two (2) arbitrators fail to agree upon the person to be the President of the tribunal, the Chairman of the Administrative Council of ICSID shall appoint the President, at the request of either the claimant or the respondent, and after consulting the claimant and the respondent as far as possible. The Chairman of the Administrative Council of ICSID shall give notice in writing of such appointment to the Secretary-General of ICSID and the claimant and the respondent.

(v)
None of the arbitrators shall be a citizen of the countries of any of the Parties to the Dispute (or in the case where the Party is a company or another entity, any country or countries of nationality of such Party, including the country of its ultimate parent).

25.7    Rules of Arbitration

The arbitration procedures initiated under this Contract shall operate under the arbitration rules in effect for ICSID, the Additional Facility or UNCITRAL, as the case may be, at the time of the filing of the request for arbitration, which rules are deemed to be incorporated herein by reference in this Clause 25.

25.8    Binding Nature of Arbitration

The arbitration award shall be final and binding on the Parties and shall be immediately enforceable, notwithstanding the remedies provided for in the ICSID Convention and Arbitration Rules, in the Arbitration Rules of the Additional Facility of the Centre, or in the UNCITRAL Arbitration Rules, as appropriate. The Parties waive any right to refer any question of law, and any right of appeal on the law and/or merits to any court. It is expressly agreed that the arbitrators shall have no authority to award aggravated, exemplary or punitive damages. The Parties acknowledge that the rights and obligations hereunder are imminently of a commercial nature. The Parties waive any defense grounded on sovereign immunity regarding the validity of this arbitration clause or any decision issued in the arbitration.

25.9    Costs of Arbitration

The costs of arbitration shall be charged in accordance with the directions of the arbitration tribunal, failing which they shall be borne equally by the Parties to the Dispute. The costs of the Parties comprising the Contactor shall not be recoverable.

25.10    Payment of Awards

Any monetary award issued shall be expressed and payable in United States dollars.

26.    EFFECTIVE DATE

26.1
This Contract shall come into force on the date (the “Effective Date”) of the instrument of ratification executed by the Prime-Minister on behalf of the Government. Record of such ratification shall be annexed to this Contract as proof of the Effective Date.

26.2	Failure by the Contractor to meet its obligation to pay the signature bonus in accordance with the terms of Clause 2.1 shall mean that this Contract shall be null and void.

27.    REVIEW / RE-NEGOTIATION OF CONTRACT AND FISCAL TERMS

27.1
The Parties agree that the commercial terms and conditions of this Contract have been negotiated and agreed having due regard to the existing fiscal terms in accordance with the provisions of the Petroleum Law and the Petroleum Taxation Law in force at the time of the Effective Date. If such fiscal terms are materially changed to the detriment of the Contractor, the Parties agree to review the terms and conditions of this Contract affected by such changes and to align such terms and conditions with the fiscal terms as at the Effective Date.

27.2
If at any time or from time to time, there is a change in legislation or regulations, or a change to the interpretation of such legislation or regulations, which materially affect the commercial benefit afforded to the Contractor under this Contract, the Parties will consult each other and shall agree to such amendments to this Contract as are necessary to restore as near as practicable such commercial benefits which existed under this Contract as of the Effective Date.

27.3
Where the parties cannot agree on new terms within one hundred and twenty (120) days of the Contractor’s request for review of the terms and conditions of the Contract affected by the changes, the matter may be submitted to arbitration pursuant to Clause 25.

28.    OPERATOR

28.1
BP is hereby designated as the Operator under this Contract to execute, for and on behalf of the Contractor, all Petroleum Operations in the Contract Area pursuant to and in accordance with this Contract and the Petroleum Law.

28.2
The Operator, for and on behalf of the Contractor, shall have the exclusive control and administration of Petroleum Operations under this Contract. The Operator, for and on behalf of the Contractor, and within the limits defined by the National Petroleum Agency, this Contract and the Petroleum Law, shall have the authority to execute all contracts, incur expenses, make commitments, and implement other actions in connection with the Petroleum Operations.

29.    CONFLICT OF INTERESTS

29.1
Each Party represents and warrants that it did not engage any person, firm or company as a commission agent for purposes of this Contract and that it has not given or offered to give nor will it give or offer to give to or to accept from (directly or indirectly) any person any bribe, gift, gratuity, commission or other thing of significant value, as an inducement or reward for doing or forbearing to do any action or take any decision in relation to this Contract, or for showing or forbearing to show favor or disfavor to any person in relation thereto.

29.2
The Contractor further represents and warrants that no loan, reward, offer, advantage or benefit of any kind has been given to any public official or any person for the benefit of such public official or person or third parties, as consideration for an act or omission by such public official in connection with the performance of such person's duties or functions or to induce such public official to use his or her position to influence any act or decisions of the Administration with respect to this Contract. Any breach of this representation shall cause this Contract to be declared invalid and voidable by the State Administration.

30.    NOTICES

30.1
Any notice or other communication required to be given by a Party to another shall be in writing (in Portuguese and English) and shall be considered as duly delivered if given by hand delivery in person, by courier or by facsimile at the following addresses:

Agência Nacional do Petróleo de São Tomé e Príncipe (ANP-STP)
Avenida Nações Unidas, 225
C.P.1048
Sao Tome, Sao Tome and Principe

Attention: Executive Director
Fax: +239-226937
Tel: +239-226940

THE CONTRACTOR

BP Exploration (STP) Limited
Chertsey Road
Sunbury-on-Thames
Middlesex TW16 7LN
United Kingdom

Attention: Vice President, African New Ventures and General Manager, BP Exploration (STP) Limited

Kosmos Energy Sao Tome and Principe
c/o Circumference (Cayman)
P.O. Box 32322
4th floor, Century Yard
Cricket Square
Elgin Avenue
George Town
Grand Cayman, KY1, 1209

Attention: General Counsel
Fax: +1 214 445 9705

30.2	All notices and other communications shall be deemed to have been duly delivered upon actual receipt by the intended recipient.

30.3.	Each Party shall notify the other promptly of any change in the above address.

31.    LIABILITY

Where the Contractor is comprised of more than one Party, the liabilities and obligations of such Parties under this Contact shall be joint and several.

32.    MISCELLANEOUS

32.1	No supplement or modification of any provision of this Contract shall be binding unless executed in writing by all Parties.

32.2
No waiver by any Party of any breach of a provision of this Contract shall be binding unless made expressly in writing. Any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

32.3	The validity and effectiveness of this Contract shall be subject to the full compliance with all applicable administrative procedural rules relating to State contracting.

32.4	This Contract is prepared and filed in the Portuguese and English languages. In case of non-conformity, the Portuguese language version shall prevail.

32.5	This Contract shall be made public and a copy hereof shall be provided to the Public Registration and Information Office within ten (10) days from its execution.

IN WITNESS WHEREOF the Parties have caused this Contract to be executed the day and year first above written.

SIGNED AND DELIVERED for and on behalf of:
THE STATE represented by the
AGÊNCIA NACIONAL DO PETRÓLEO DE SÃO TOMÉ E PRÍNCIPE

By: /s/ Orlando Sousa Pontes

Name: Orlando Sousa Pontes

Designation: Executive Director

In the presence of:

Name: Alvaro Silva

Signature: /s/ Alvaro Silva

Designation: Legal and Economic Director

SIGNED AND DELIVERED for and on behalf of:
BP EXPLORATION (STP) LIMITED

By: /s/ I. J. Evans

Name: I. J. Evans

Designation: VP Africa New Ventures

In the presence of:

Name: P. D. Garforth-Bles

Signature: /s/ P. D. Garforth-Bles

Designation: Solicitor

SIGNED AND DELIVERED for and on behalf of:
KOSMOS ENERGY SAO TOME AND PRINCIPE

By: /s/ John W. Cappon

Name: John W. Cappon

Designation: VP and Country Manager

In the presence of:

Name: Alissa Eason

Signature: /s/ Alissa Eason

Designation: VP Legal

SCHEDULE 1

CONTRACT AREA
Block 10

Coordinate Reference System

The coordinate reference system (CRS) shall be defined as WGS 84 / UTM zone 32N (EPSG code 32632).

The Well Know Text (WKT) for WGS 84 / UTM zone 32N (EPSG code 32632) is as follows –

PROJCRS["WGS 84 / UTM zone 32N",
BASEGEODCRS["WGS 84",
DATUM["World Geodetic System 1984",
ELLIPSOID["WGS 84",6378137,298.257223563,LENGTHUNIT["metre",1.0]]]],
CONVERSION["UTM zone 32N",
METHOD["Transverse Mercator",ID["EPSG",9807]],
PARAMETER["Latitude of natural origin",0,ANGLEUNIT["degree",0.01745329252]],
PARAMETER["Longitude of natural origin",9,ANGLEUNIT["degree",0.01745329252]],
PARAMETER["Scale factor at natural origin",0.9996,SCALEUNIT["unity",1.0]],
PARAMETER["False easting",500000,LENGTHUNIT["metre",1.0]],
PARAMETER["False northing",0,LENGTHUNIT["metre",1.0]]],
CS[cartesian,2],
AXIS["easting (E)",east,ORDER[1]],
AXIS["northing (N)",north,ORDER[2]],
LENGTHUNIT["metre",1.0],
ID["EPSG",32632]]

Boundary Definition

The boundary turning/corner points shall be defined by geographic coordinates (latitude and longitude) in the defined CRS.

The lines between the turning/corner points shall be defined on the ellipsoid as a projected curve including parallels (line of equal latitude), meridians (line of equal longitude) and geodesic (shortest distance on the ellipsoid).

Boundary Turning/Corner Point Coordinates

Block 10
WGS 84 / UTM zone 32N (EPSG code 32632)
Point	DMS Latitude	DMS Longitude	DD Latitude	DD Longitude	Easting (X)	Northing (Y)
1	01° 10' 00.000"N	06° 40' 00.000"E	1.1666666667	6.6666666667	240,339.676	129,059.597
2	01° 10' 00.000"N	06° 52' 45.967"E	1.1666666667	6.8794352778	264,028.631	129,040.841
3	01° 10' 00.000"N	07° 03' 14.854"E	1.1666666667	7.0541261111	283,475.668	129,026.784
4	01° 10' 00.000"N	07° 13' 01.000"E	1.1666666667	7.2169444444	301,599.199	129,014.771
5	01° 10' 00.000"N	07° 22' 30.099"E	1.1666666667	7.3750275000	319,194.095	129,004.114
6	01° 10' 00.000"N	07° 30' 00.000"E	1.1666666667	7.5000000000	333,102.747	128,996.389
7	01° 10' 00.000"N	07° 40' 00.000"E	1.1666666667	7.6666666667	351,650.464	128,987.049
8	01° 00' 00.000"N	07° 40' 00.000"E	1.0000000000	7.6666666667	351,642.355	110,560.290
9	00° 52' 06.901"N	07° 40' 00.000"E	0.8685836111	7.6666666667	351,636.841	96,030.833
10	00° 45' 47.831"N	07° 40' 00.000"E	0.7632863889	7.6666666667	351,632.983	84,389.130
11	00° 40' 00.000"N	07° 40' 00.000"E	0.6666666667	7.6666666667	351,629.880	73,706.820
12	00° 40' 00.000"N	07° 33' 42.659"E	0.6666666667	7.5618497222	339,963.727	73,710.104
13	00° 40' 00.000"N	07° 26' 13.388"E	0.6666666667	7.4370522222	326,073.027	73,714.338
14	00° 40' 00.000"N	07° 20' 00.000"E	0.6666666667	7.3333333333	314,527.871	73,718.125
15	00° 40' 00.000"N	07° 14' 27.448"E	0.6666666667	7.2409577778	304,244.850	73,721.703
16	00° 40' 00.000"N	07° 08' 28.088"E	0.6666666667	7.1411355556	293,132.307	73,725.786
17	00° 40' 00.000"N	07° 00' 00.000"E	0.6666666667	7.0000000000	277,419.540	73,731.945
18	00° 35' 26.807"N	07° 00' 00.000"E	0.5907797222	7.0000000000	277,416.324	65,339.001
19	00° 30' 00.000"N	07° 00' 00.000"E	0.5000000000	7.0000000000	277,412.986	55,298.949
20	00° 30' 00.000"N	06° 50' 00.000"E	0.5000000000	6.8333333333	258,855.507	55,304.840
21	00° 30' 00.000"N	06° 40' 00.000"E	0.5000000000	6.6666666667	240,295.972	55,311.204
22	00° 40' 00.000"N	06° 40' 00.000"E	0.6666666667	6.6666666667	240,303.620	73,748.284
23	00° 50' 00.000"N	06° 40' 00.000"E	0.8333333333	6.6666666667	240,313.454	92,185.374
24	00° 58' 06.768"N	06° 40' 00.000"E	0.9685466667	6.6666666667	240,323.037	107,143.027
25	01° 05' 04.382"N	06° 40' 00.000"E	1.0845505556	6.6666666667	240,332.405	119,975.688
1	01° 10' 00.000"N	06° 40' 00.000"E	1.1666666667	6.6666666667	240,339.676	129,059.597
DMS – Degrees, Minutes and Seconds and DD – Decimal Degrees

Map (for purposes of illustration only)

Administrative Areas
Vertices
Zones (A, B, C)
Blocks
Restricted Bidding Blocks
Joint Development Zone - JDZ
A
B
C
1
2
3
4
5
6
7
8
9
10
11
15
17
São Tomé
0
50
100
200 Km
ANP-STP

SCHEDULE 2

ACCOUNTING PROCEDURES

1.    GENERAL PROVISIONS

1.1    Definitions

These Accounting Procedures attached to and forming a part of the Contract are to be followed and observed in the performance of the Parties’ obligations thereunder. The defined terms appearing herein shall have the same meaning as is ascribed to them in the Contract.

1.2    Accounts and Statements

The Contractor’s accounting records and books shall be kept as provided under Clause 15 of the Contract in accordance with generally accepted and internationally recognized accounting standards, consistent with modern petroleum industry practices and procedures and in accordance with Good Oil Field Practice.

1.3	In the event of a conflict between the terms of these Accounting Procedures and the Contract, the terms of the Contract shall apply.

1.4	These Accounting Procedures may be amended from time to time by the mutual agreement of the Parties.

2.    Operating Costs

2.1	Operating Costs shall be defined as all costs, expenses paid and obligations incurred in carrying out Petroleum Operations and shall consist of:

(a)    Contract Area Non-capital Costs;
(b)    Contract Area Capital Costs;
(c)    Contract Area Non-Drilling Exploration Costs; and
(d)    Contract Area Unsuccessful Exploration and Appraisal Costs.

Operating Costs shall be recorded separately for each Development Area and calculated on the basis of the Contract Area.

2.2    Contract Area Non-capital Costs

Contract Area Non-capital Costs means those Operating Costs incurred that are chargeable to the current year’s operations. Contract Area Non-capital Costs include the following:

(a)
General office expenses - office, services and general administration services pertaining to Petroleum Operations including services of legal, financial, purchasing, insurance, accounting, computer, and personnel department; communications, transportation, rental of specialized equipment, scholarships, charitable contributions and educational awards.

(b)
Labor and related costs - salaries and wages, including bonuses, of employees of the Contractor who are directly engaged in the conduct of Petroleum Operations, whether temporarily or permanently assigned, irrespective of the location of such employee including the costs of employee benefits, customary allowance and personal expenses incurred under the Contractor’s practice and policy, and amounts imposed by applicable governmental authorities which are applicable to such employees.

These costs and expenses shall include:

(i)	cost of established plans for employee group life insurance, hospitalization, pension, retirement, savings and other benefit plans;

(ii)	cost of holidays, vacations, sickness and disability benefits;

(iii)	cost of living, housing and other customary allowances;

(iv)	reasonable personal expenses, which are reimbursable under the Contractor's standard personnel policies;

(v)    obligations imposed by governmental authorities;

(vi)	cost of transportation of employees, other than as provided in paragraph (c) below, as required in the conduct of Petroleum Operations; and

(vii)	charges in respect of employees temporarily engaged in Petroleum Operations, which shall be calculated to reflect the actual costs thereto during the period or periods of such engagement.

(c)
Employee relocation costs - costs for relocation, transportation and transfer of employees of the Contractor engaged in Petroleum Operations including the cost of freight and passenger service of such employees’ families and their personal and household effects together with meals, hotel and other expenditures related to such transfer incurred with respect to:

(i)	employees of the Contractor within Sao Tome and Principe including expatriate employees engaged in Petroleum Operations;

(ii)	transfer to Sao Tome and Principe for engagement in Petroleum Operations;

(iii)
relocation costs and other expenses incurred in the final repatriation or transfer of the Contractor's expatriate employees and families in the case of such employees’ retirement, or separation from the Contractor, or in case of such employees’ relocation to the Contractor’s point of origin, provided that relocation costs incurred in moving an expatriate employee and his family beyond point of origin, established at the time of his transfer to Sao Tome and Principe, will not be recoverable as Operating Costs; and

(iv)	Sao-Tomean employees on training assignments outside the Contract Area.

(d)
Services provided by third parties - cost of professional, technical, consultation, utilities and other services procured from third party sources pursuant to any contract or other arrangements between such third parties and the Contractor for the purpose of Petroleum Operations.

(e)
Legal expenses - all costs or expenses of handling, investigating, asserting, defending and settling litigation or claims arising out of or relating to Petroleum Operations or necessary to protect or recover property used in Petroleum Operations including, but not limited to, legal fees, court costs, arbitration costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation, arbitration or claims in accordance with the provisions hereof.

(f)	Head office overhead charge – parent company overhead in the amount specified in Clause 15.4 of the Contract.

(g)
Insurance premiums and settlements - premiums paid for insurance normally required to be carried for the Petroleum Operations together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments, and other expenses, including fees and deductibles relating to the Contractor's performance under the Contract.

(h)	Duties and taxes - all duties and taxes, fees and any Government assessments, including gas flare charges, license fees, custom duties, other than Royalty and Tax.

(i)	Operating expenses - labor, materials and services used in day to day oil well operations, oil field production facilities operations, secondary recovery operations, storage, transportation, delivering and marketing operations; and other operating activities, including repairs, well workovers, maintenance and related leasing or rental of all materials, equipment and supplies.

(j)	Successful Exploration drilling - all expenditures incurred in connection with the drilling of any Exploration Well which results in a Commercial Discovery.

(k)	Successful Appraisal drilling – all expenditures incurred in connection with the drilling of Appraisal Wells on a Commercial Discovery.

(l)
Unsuccessful Development drilling - all expenditures incurred in connection with drilling of development wells which are dry, including costs incurred in respect of casing, well cement and well fixtures.

(m)
Successful Development drilling - all intangible expenditures incurred in connection with labor, fuel, repairs, maintenance, hauling, and supplies and materials (not including, casing and other well fixtures) which are for or incidental to drilling, cleaning, deepening or completion wells or the preparation thereof incurred in respect of:

(i)
determination of well locations, geological, geophysical, topographical and geographical surveys for site evaluation preparatory to drilling including the determination of near surface and near sea bed hazards;

(ii)	cleaning, draining and leveling land, road-building and the laying of foundations;

(iii)	drilling, shooting, testing and cleaning wells; and

(iv)	erection of rigs and tankage assembly and installation of pipelines and other plant and equipment required in the preparation or drilling of wells producing Crude Oil.

(n)	Decommissioning provisions - any deposits in the Decommissioning Reserve Fund set aside for the purposes of Decommissioning pursuant to Clause 13 of the Contract.

(o)
Affiliate services – professional, administrative, scientific and technical services provided by Affiliates of the Contractor for the direct benefit of Petroleum Operations including services provided by the Exploration, Production, legal, financial, purchasing, insurance, accounting and computer services departments of such Affiliates. Charges for providing these services shall reflect costs only, and must be consistent with international market practices and shall not include any element of profit.

(p)
Pre-production Contract Area Non-capital Costs – all recoverable Contract Area Non-capital Costs incurred before first production from the Contract Area are accumulated and treated as if they had been incurred on the first day of production from the Contract Area.

2.3	Contract Area Capital Costs

Contract Area Capital Costs mean those Operating Costs incurred that are subject to depreciation. Contract Area Capital Costs includes the following:

(a)
Plant expenditures – expenditures in connection with the design, construction, and installation of plant facilities (including machinery, fixtures, and appurtenances) associated with the production, treating, and processing of Crude Oil (except such costs properly allocable to intangible drilling costs) including offshore platforms, secondary or enhanced recovery systems, gas injection, water disposal, expenditures for equipment, machinery and fixtures purchased to conduct Petroleum Operations such as office furniture and fixtures, office equipment, barges, floating crafts, automotive equipment, petroleum operational aircraft, construction equipment, miscellaneous equipment.

(b)
Pipeline and storage expenditure - expenditures in connection with the design, installation, and construction of pipeline, transportation, storage, and terminal facilities associated with Petroleum Operations including tanks, metering, and export lines.

(c)
Building expenditure - expenditures incurred in connection with the construction of buildings, structures or works of a permanent nature including workshops, warehouses, offices, roads, wharves, furniture and fixtures related to employee housing and recreational facilities and other tangible property incidental to construction.

(d)
Successful Development drilling - all tangible expenditures incurred in connection with drilling development wells such as casing, tubing, surface and sub-surface production equipment, flow lines and instruments.

(e)	Material inventory - cost of materials purchased and maintained as inventory items solely for Petroleum Operations subject to the following provisions:

(i)
the Contractor shall supply or purchase any materials required for the Petroleum Operations, including those required in the foreseeable future. Inventory stock levels shall take account of the time necessary to provide the replacement, emergency needs and similar considerations;

(ii)
materials purchased by the Contractor for use in the Petroleum Operations shall be valued so as to include invoice price (less prepayment discounts, cash discounts, and other discounts if any) plus freight and forwarding charges between point of supply and point of destination but not included in the invoice price, inspection costs, insurance, custom fees and taxes, on imported materials required for the Contract;

(iii)	materials not available in Sao Tome and Principe supplied by the Contractor or from its Affiliates stocks shall be valued at the current competitive cost in the international market; and

(iv)
the Contractor shall maintain physical and accounting controls of materials in stock in accordance with Good Oil Field Practice. The Contractor shall make a total inventory at least once a year to be observed by the National Petroleum Agency and its external auditors. The National Petroleum Agency may however carry out partial or total inventories at its own expense, whenever it considers necessary, provided such exercise does not unreasonably disrupt Petroleum Operations.

(f)
Pre-production Contract Area Capital Costs – all recoverable Contract Area Capital Costs incurred before first production from the Contract Area are accumulated and treated as if they had been incurred on the first day of production from the Contract Area.

2.4    Contract Area Non-Drilling Exploration Costs

Contract Area Non-Drilling Exploration Costs mean those Operating Costs incurred anywhere in the Contract Area on Exploration or related activity not directly connected with the drilling of an Exploration Well. Contract Area Non-Drilling Exploration Costs are chargeable to the current year’s operations and may be added to the Operating Costs of the Contract Area. Contract Area Non-Drilling Exploration Costs include the following:

(a)
Geological and geophysical surveys - labor, materials and services used in aerial, geological, topographical, geophysical and seismic surveys incurred in connection with Exploration excluding however the purchase of data from the National Petroleum Agency.

(b)
Pre-Contract seismic costs – reasonable costs associated with the acquisition of seismic data covering the Contract Area, including third party processing but not interpretation of the data by the Contractor or its Affiliates, which were incurred prior to the Effective Date.

(c)    Annual scholarship payments as described under Clause 14 of the Contract.

2.5    Contract Area Unsuccessful Exploration and Appraisal Costs

Contract Area Unsuccessful Exploration and Appraisal Costs mean those Operating Costs incurred anywhere in the Contract Area in connection with the drilling of any Exploration Well or Appraisal Well in the Contract Area which does not result in a Commercial Discovery. Contract Area Unsuccessful Exploration and Appraisal Costs are subject to depreciation over a five (5) year period in equal installments of twenty percent (20%) per annum or the remaining life of the Contract Area whichever is less, commencing with production. Unsuccessful Exploration and Appraisal Costs in any period shall be allocated to the Operating Costs of the Contract Area, subject to the following restrictions:

(a)	to the extent that the Contract Area has Available Cost Oil after recovering the Operating Costs (other than Unsuccessful Exploration and Appraisal Costs) related to that Contract Area; and

(b)
if there is insufficient Available Cost Oil in the Contract Area in any period to fully recover Unsuccessful Exploration and Appraisal costs the unrecovered amount may be carried forward and included in the next period’s Unsuccessful Exploration and Appraisal costs account.

2.6    Non-Recoverable Costs

The following costs are not recoverable as Operating Costs:

(a)	bonuses and expenditure incurred by the Contractor in carrying out any obligation to fund social projects as defined in Clause 2 of the Contract;

(b)	interest incurred under loans taken to finance Petroleum Operations from either inter-Affiliate loans or loans from third parties; and

(c)
costs incurred in excess of five percent (5%) above costs budgeted for in a Work Program and Budget, unless such costs are approved in advance by the National Petroleum Agency, which shall not be denied in cases where costs reflect fair market conditions or are technically supported.

3.    Computation of Royalty and Tax

3.1	The Contractor shall compute the amount of Royalty and Tax payable to the State pursuant to and in accordance with the Contract. Such amounts shall be computed in the manner set forth in the Petroleum Law, the Petroleum Taxation Law and the provisions hereof as stated in Article 4 of this Schedule 2.

3.2
The Contractor shall compute the Royalty to be paid to the State in a given month based on the Realizable Price of the Crude Oil produced during the second preceding month. Tax payments shall be calculated and remitted in accordance with the Petroleum Taxation Law.

4.    Accounting Analyses

4.1
The Contractor and the National Petroleum Agency shall agree within three (3) months on a format for monthly accounting analysis reflecting the volumes lifted in terms of Royalty Oil, Cost Oil, and Profit Oil, and Proceeds received by each Party.

4.2
The Realizable Price and the quantities actually lifted by the Parties shall be used to compute the Proceeds as reflected in the agreed monthly accounting analysis format in Article 4.1 above and the allocation of such Proceeds in the categories described under Clause 10 of the Contract shall be reflected.

4.3	The allocation of the quantity of Available Crude Oil to each Party pursuant to Clause 10 of the Contract shall be according to and governed by provisions of the Allocation and Lifting Procedures.

4.4	The priority of allocation of the total Proceeds for each period shall be as follows:

(a)	Royalty Oil;

(b)	Cost Oil; and

(c)	Profit Oil.

4.5	The amount chargeable to and recoverable as Royalty Oil, and Cost Oil shall be determined as follows:

(a)	Royalty Oil - The sum of royalties payable during such month.

(b)	Cost Oil - The Operating Costs applicable to such month for the purposes of Cost Oil are as follows:

(i)
Contract Area Non-Capital Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with these Accounting Procedures and shall be recoverable in full in the period incurred.

(ii)
Contract Area Capital Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with these Accounting Procedures and shall be recoverable over the depreciation period as provided in Article 6.1 below or the remaining life of the Contract, whichever is less.

(iii)
Contract Area Non-Drilling Exploration Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with these Accounting Procedures and shall be recoverable in full in the period incurred.

(iv)
Contract Area Unsuccessful Exploration and Appraisal Costs shall be the amount recorded in the books and accounts of the Contractor for such month in accordance with these Accounting Procedures and shall be recoverable over the depreciation period of five (5) years in equal installments of twenty percent (20%) per annum or the remaining life of the Contract Area, whichever is less, commencing with production from the Contract Area which costs are allocated to the Contract Area in accordance with Article 2.5 of this Schedule 2.

(c)	Any carryover from previous months as provided under Article 4.6 of this Schedule 2.

4.6
Any amounts chargeable and recoverable in excess of the allocation of Proceeds for the month to Royalty Oil and Cost Oil shall be carried forward to subsequent months. Carryovers shall be determined as follows:

(a)	A Royalty Oil carryover results when the Proceeds for such month are insufficient for allocation of the Royalty Oil due for the month, as described in Clause 10 of the Contract.

(b)
A Cost Oil carryover results when the Proceeds remaining, after allocating a portion of the Proceeds to Royalty Oil, are insufficient for allocation of Cost Oil due for the month, as described in Clause 10 of the Contract.

4.7
Profit Oil is available where Proceeds remain after allocations to Royalty Oil and Cost Oil pursuant to Articles 4.5 and 4.6 above. Profit Oil shall be allocated as described in Clause 10 of the Contract.

5.     Other Provisions

5.1
The Contractor shall open and keep bank accounts in United States dollars where all funds remitted from abroad shall be deposited for the purpose of meeting local expenditures. For purposes of keeping the books of accounts, any foreign currency remitted by the Contractor shall be converted at the monthly exchange rates published on the date of payment by the Central Bank of Sao Tome and Principe for Dobras, and the Financial Times of London for other currencies. The Contractor shall have the right to convert any currency into United States dollars and transfer any funds irrespective of currency into or outside of Sao Tome and Principe, free of any tax imposed by the State. It is understood that commercial banks may apply routine charges or fees on such transactions.

5.2	The Contractor shall prepare financial accounting and budget statements in accordance with the National Petroleum Agency’s prescribed reporting format.

5.3
With respect to any agreed sum arising out of the Contract owing between the Parties that is past due, any set-off pursuant to Clause 12 of the Contract shall be exercised by giving the other Party written notice thereof accompanied by sufficient description of the offsetting sums to allow the Parties to properly account thereof.

The Contractor shall report on the cumulative production in the Contract Area in a format to be agreed with the National Petroleum Agency.

6.    Depreciation Schedule

6.1	Any Operating Costs, which are to be depreciated, shall be depreciated according to the following schedule:

Year	Depreciation Rate (%)
1	20%
2	20%
3	20%
4	20%
5	20%

SCHEDULE 3

ALLOCATION AND LIFTING PROCEDURES

1.
If Crude Oil is to be produced from the Contract Area, the Parties shall, in good faith and not fewer than twelve (12) months before the commencement of Production, as promptly notified by the Operator, negotiate and agree the terms of a lifting agreement based on the 2001 version of the AIPN Model Lifting Agreement to cover the offtake of Available Crude Oil produced under the Contract. Consistent with the Field Development Program and subject to terms of the Contract, the lifting agreement shall make provision for:

i)	The Delivery Point;

ii)
Operator’s regular periodic advice to the Parties of estimates of Available Crude Oil for succeeding periods, quantities of each type and/or grade of Crude Oil forecast to be produced consistent with the projected production schedule approved as part of the approved Work Program and each Party’s entitlement for as far ahead as is necessary for Operator and the Parties to plan lifting arrangements, taking into account each such Party’s entitlement at the beginning of, and scheduled liftings during, each period. Such advice shall also cover, for each type and/or grade of Crude Oil, the Available Crude Oil and deliveries for the preceding period, and overlifts and underlifts;

iii)
Nomination by the Parties to Operator of acceptance of their entitlements for the succeeding period, with such nominations in any one period being for each Party’s entire entitlement during that period, subject to overlifting limits, underlifting limits, operational tolerances and minimum economic cargo sizes or as the Parties may otherwise agree;

iv)	Timely mitigation of the effects of overlifts and underlifts;

v)	If offshore loading or a shore terminal for vessel loading is involved, vetting procedures relating to risks regarding tankers and procedures for demurrage and (if applicable) availability of berths;

vi)
Procedures to make available to each Party its nominated quantities of each type and grade of Crude Oil, and to ensure that each Party takes delivery as it is made available in each period of its respective entitlement of grades, gravities and qualities of Crude Oil from the Contract Area;

vii)	To the extent that distribution of entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

viii)
The right of the other Parties to sell an entitlement that a Party fails to nominate for acceptance under paragraph (iii) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either breaches Operator’s, or such Party’s, obligations under the Contract, or is likely to result in the curtailment or shut-in of production. Such sales shall be made only to the limited extent necessary to avoid disruption in Petroleum Operations. Operator shall give all Parties as much notice as is practicable of such situation and that a right of sale option has arisen. Any sale shall be of the un-nominated or undelivered entitlement (as applicable) and for reasonable periods of time (in no event to exceed twelve (12) Calendar Months). Payment terms for production sold under this option shall be established in the lifting agreement.

2.
If a lifting agreement has not been agreed before the commencement of Production, the Operator shall act as lifting coordinator and the Parties shall be obligated to take and separately dispose of their entitlement to such Crude Oil (taking overlifts and underlifts into account) and in addition shall be bound by the principles set forth in this Schedule 3 until a lifting agreement is agreed by the Parties.

SCHEDULE 4

PROCUREMENT AND PROJECT IMPLEMENTATION PROCEDURES

1.    Application

1.1	These Procurement Procedures form part of the Contract and shall be followed and observed in the performance of a Party’s obligations under the Contract.

1.2
These Procurement Procedures shall be applicable to all contracts and purchase orders whose values exceed the respective limits set forth in Article 1.5 below and which, pursuant thereto, require the prior approval of the National Petroleum Agency.

1.3	In the event of a conflict between the terms of these Procurement Procedures and the Contract, the terms of the Contract shall prevail.

1.4	These Procurement Procedures may be amended from time to time by the mutual agreement of the Parties.

1.5
The Contractor shall have the authority to enter into any contract or place any purchase order in its own name for the performance of services or the procurement of facilities, equipment, materials or supplies, provided that:

(a)
prior approval of the National Petroleum Agency shall be obtained for all foreign contracts and foreign purchase orders awarded to third parties where the cost exceeds $2,000,000 or in another currency equivalent during the Exploration Period and $3,000,000 or in another currency equivalent during the Production Period;

(b)
prior approval of the National Petroleum Agency shall be obtained for all local contracts and purchase orders where the cost exceeds $1,000,000 or in other currency equivalent in utilization at the location of the contract or purchase;

(c)
the amount set forth in paragraphs (a), (b) and (h) of this Article 1.5 will be reviewed by the Parties whenever it becomes apparent to a Party that such limits create unreasonable constraints on Petroleum Operations or are no longer appropriate. In the event of a significant change in the exchange rate of local currencies to United States dollars compared to that which existed on the Effective Date, the Parties shall review the limits set forth in paragraphs (a), (b) and (h) of this Article 1.5;

(d)
such contracts shall be entered into and such purchase orders shall be placed with third parties, which in the Contractor’s opinion are technically and financially able to properly perform their obligations;

(e)	procedures customary in the oil industry for securing best total value shall be utilized at all times;

(f)	the Contractor shall give preferences to sub-contractors that are companies organized under the laws of Sao Tome and Principe to the maximum extent possible and in accordance with the Petroleum Law;

(g)
the Contractor shall give preference to such goods which are manufactured or produced in Sao Tome and Principe or services rendered by nationals of Sao Tome and Principe in accordance with the Petroleum Law; and

(h)
the above limits and these procedures shall not apply to purchases made for warehouse replenishment stock not exceeding $1,500,000 or in another currency equivalent nor shall they apply to the purchase of tubulars of less than $1,500,000 or in another currency equivalent made in furtherance of planned drilling programs. Where there are United States dollars and other currency components of such purchases the total shall not exceed the equivalent of $1,500,000.

2.    Project Implementation Procedure

2.1
The Contractor, realizing the need for a project or contract to which these Procurement Procedures apply pursuant to Article 1.5, shall introduce it as part of the proposed Work Program and Budgets to be developed and submitted by the Contractor to the National Petroleum Agency pursuant to Clause 7 of the Contract.

(a)	The Contractor shall provide full information with respect to a project including the following:

(i)    a clear definition of the necessity and objectives of the project;

(ii)	the scope of the project; and

(iii)     the cost estimate thereof.

(b)	The Contractor shall transmit the project proposal along with the relevant related documentation to the National Petroleum Agency for consideration.

(c)
The National Petroleum Agency shall consider the proposal and the recommendation of the Contractor and whether to proceed with the Contractor’s proposal. If the National Petroleum Agency does not object to the project or any part thereof within thirty (30) days of the submission of the project, the project as proposed by the Contractor shall be deemed to have been approved.

2.2
The project as approved pursuant to Article 2.1 shall form part of the Work Program and Budget for Petroleum Operations. Such approval shall also constitute all authorizations by the National Petroleum Agency to the Contractor to initiate contracts and purchase orders relevant to the project proposal, subject to the provisions of Articles 1.5 and 3 of this Schedule 4.

2.3
The resources for the project design, supervision, and management shall first be drawn from the Contractor’s available in-house expertise. If the National Petroleum Agency approves the foregoing under the approved budget for the project it may be performed by the Contractor. Competent Sao-Tomean engineering and design companies shall be given priority over other third parties by the Contractor for such projects in accordance with the Petroleum Law. Staff of the National Petroleum Agency who shall be seconded pursuant to Clause 14 of the Contract shall be fully involved in the project design, supervision and management.

2.4	After approval of the project and its budget, the Contractor shall prepare and transmit to the National Petroleum Agency complete details of the project including the following:

(a)    project definition;

(b)	project specification;

(c)    flow diagrams;

(d)
projects implementation schedule showing all phases of the project including engineering design, material and equipment procurement, inspection, transportation, fabrication, construction, installation, testing and commissioning;

(e)    major equipment specifications;

(f)	cost estimate of the project;

(g)    an activity status report; and

(h)	copies of all approved authorization for expenditure (AFEs).

3.    Contract Tender Procedure

3.1	The following tender procedure shall apply to works contracts and contracts for the supply of services and supply contracts not directly undertaken by the Contractor or an Affiliate:

(a)
The Contractor shall maintain a list of approved sub-contractors for the purpose of contracts for Petroleum Operations, (the "Approved Contractors’ List"). The National Petroleum Agency shall have the right to nominate sub-contractors to be included in and excluded, for good cause, from the list. The National Petroleum Agency and the Contractor shall be responsible for pre-qualifying any sub-contractor to be included in the Approved Contractors’ List.

(b)
Sub-contractors included in the Approved Contractors’ List shall be both local and/or overseas sub-contractors and entities. Where required by law, they shall be registered with the National Petroleum Agency.

(c)
When a contract is to be bid, the Contractor shall present a list of proposed bidders to the National Petroleum Agency for concurrence not less than fifteen (15) working days before the issuance of invitations to bid to prospective sub-contractors. The National Petroleum Agency may propose additional names to be included in and excluded, for good cause, from the list of proposed bidders. Contract specifications shall be in Portuguese and/or English and in a recognized format used in the international petroleum industry.

(d)
If the National Petroleum Agency has not responded within fifteen (15) working days from the date of the official receipt following the presentation of the list of proposed bidders as aforesaid, the list shall be deemed to have been approved.

3.2
The Contractor shall, for contracts above the limits set forth in Article 1.5, establish a Tender Committee who shall be responsible for pre-qualifying bidders, sending out bid invitations, receiving and evaluating bids and determining successful bidders to whom contracts shall be awarded.

3.3
Before a contract is signed, the Contractor shall send analysis and recommendations of bids received and opened by the Tender Committee to the National Petroleum Agency for approval within thirty (30) days from the date of the official receipt. Approval of the Contractor’s recommendations shall be deemed to have been given if the National Petroleum Agency has not responded within such period.

3.4
Prospective vendors and/or sub-contractors for work estimated in excess of $2,000,000 for the Exploration Period and $3,000,000 for the Production Period or their equivalent shall submit the commercial summary of their bids to the Contractor in two (2) properly sealed envelopes, one addressed to the Contractor and one addressed to the National Petroleum Agency. The Contractor shall retain one and send one to the National Petroleum Agency properly enveloped, sealed and addressed to National Petroleum Agency, together with the recommendation provided for in Article 3.3.

3.5	In all cases, the Contractor shall make full disclosure to the National Petroleum Agency of its relationship, if any, with any sub-contractors.

3.6	These Procurement Procedures may be waived and the Contractor may negotiate directly with a sub-contractor:

(a)	in emergency situations provided that it promptly informs the National Petroleum Agency of the outcome of such negotiations; and

(b)	in work requiring unusually specialized skills or when special circumstances warrant, upon the approval of the National Petroleum Agency, which approval shall not be unreasonably withheld.

4.    General Conditions of Contracts

4.1	The payment terms, to the extent viable, shall provide that:

(a)
Contractor is required to include in the services contracts, terms and condition that guarantees the appropriate security for the sub-contractor’s performance, including but not limited to for example, industry standard warranties, retention fees or other guarantees; and

(b)	a provision shall be made for appropriate withholding tax as may be applicable.

4.2	The governing law of all agreements signed with sub-contractors shall be, to the extent feasible, Sao-Tomean law.

4.3
Sao-Tomean law shall apply to all sub-contractors performing work in the Territory of Sao Tome and Principe. In as far as practicable, they shall use Sao-Tomean resources both human and material in accordance with the Petroleum Law.

4.4	Each contract shall provide for early termination where necessary and the Contractor shall use all reasonable endeavors to obtain a termination provision with minimal penalty.

4.5	Sub-contractors shall provide, in the case of a foreign sub-contractor, that the local part of the work, in all cases, shall be performed by the sub-contractor’s local subsidiary whenever possible.

5.    Materials and Equipment Procurement

5.1	The Contractor may, through itself or its Affiliates, procure materials and equipment subject to conditions set forth in this Article 5 and these Procurement Procedures.

5.2	The provisions of this Article 5 shall not apply to lump sum or turnkey contracts/projects.

5.3
In ordering the equipment or materials, the Contractor shall obtain from vendors / manufacturers such rebates and discounts and such warranties and guarantees that such discounts, guarantees and all other grants and responsibilities shall be for the benefit of Petroleum Operations.

5.4	The Contractor shall:

(a)
by means of established policies and procedures ensure that its procurement efforts provide the best total value, with proper consideration of safety, quality, services, price, delivery and Operating Costs to the benefit of Petroleum Operations;

(b)	maintain appropriate records, which shall be kept up to date, clearly documenting procurement activities;

(c)	provide quarterly and annual inventory of materials and equipment in stock;

(d)	provide a quarterly listing of excess materials and equipment in its stock list to the National Petroleum Agency; and

(e)
check the excess materials and equipment listings from other companies operating in the Territory of Sao Tome and Principe, to identify materials available in the country prior to initiating any foreign purchase order.

5.5
The Contractor shall initiate and maintain policies and practices, which provide a competitive environment and climate amongst local and overseas suppliers. Competitive quotation processes shall be employed for all local procurement where the estimated value exceeds the equivalent of $1,000,000 as follows:

(a)	fabrication, wherever practicable shall be done locally. To this effect, the Petroleum Operations recognize and shall accommodate local offers at a premium not exceeding ten percent (10%); and

(b)
subject to Article 3.1, the Contractor shall give preferences to Sao-Tomean indigenous sub-contractors in the award of contracts. Contracts within the agreed financial limit of the Contractor shall be awarded to only competent Sao-Tomean indigenous sub-contractors possessing the required skill/capability for the execution of such contracts and the Contractor shall notify the National Petroleum Agency accordingly.

5.6
Analysis and recommendation of competitive quotations of a value exceeding the limits established in Article 1.5 shall be transmitted to the National Petroleum Agency for approval before a purchase order is issued to the selected vendor/manufacturer. Approval shall be deemed to have been given if a response has not been received from the National Petroleum Agency within thirty (30) days of receipt by the National Petroleum Agency of the said analysis and recommendations.

5.7	Pre-inspection of rig, equipment and stock materials of reasonable value shall be jointly carried out at the factory site and/or quay before shipment at the request of either Party.

6.    Project Monitoring

6.1	The Contractor shall provide a project report to the National Petroleum Agency.

6.2	For major projects exceeding $5,000,000 or its equivalent, the Contractor shall provide to the National Petroleum Agency a detailed quarterly report which shall include:

(a)	approved budget total for each project;

(b)	expenditure on each project;

(c)	variance and explanations;

(d)	number and value of construction change orders;

(e)	bar chart of schedule showing work progress and work already completed and schedule of mile-stones and significant events; and

(f)	summary of progress during the reporting period, summary of existing problems, if any, and proposed remedial action, anticipated problems, and percentage of completion,

provided that the National Petroleum Agency shall have the right to send its own representatives to assess the project based on the report.

6.3
In the case of an increase in cost in excess of five percent (5%) of the project, the Contractor shall promptly notify the National Petroleum Agency and obtain necessary budget approval, in accordance with Article 2.6 (c) of Schedule 2.

6.4
Not later than six (6) months following the physical completion of any major project whose cost exceeds $5,000,000 or its equivalent, the Contractor shall prepare and deliver to the National Petroleum Agency a project completion report which shall include the following:

(a)	a cost performance of the project in accordance with the work breakdown at the commencement of the project;

(b)	the significant variation in any item or sub-item;

(c)	a summary of problems and unexpected events encountered during the project; and

d)	a list of excess materials.

SCHEDULE 5
SALE OF ASSETS PROCEDURE

Upon the agreement of the National Petroleum Agency that identified assets are to be sold, the following procedure shall apply:

1.
The Contractor shall call for a bid duly advertised, for example, online, in a national newspaper, national radio station or national television station for all assets not directly related to Petroleum Operations whose book values are $10,000 and over, irrespective of length of ownership of such assets.

2.	All assets as described in paragraph 1 above, with book values of $10,000 and over shall be sold with proof of highest bid, subject to the highest bidder not being related to the Contractor.

3.	Sale of assets to the Contractor's Affiliate shall be brought to the express attention of the National Petroleum Agency and only with the written consent given by the National Petroleum Agency.

4.
The Contractor may dispose of all assets as described in paragraph 1 above, with book values less than $10,000 in the best manner available to the Contractor on the basis of the highest price available.

5.	The Contractor shall sell, in customary industry manner, all assets directly related to Petroleum Operations, irrespective of length of ownership of such assets.

6.	This Sale of Assets Procedure may be amended from time to time by the mutual agreement of the Parties.

SCHEDULE 6

FORM OF PARENTAL GUARANTEE

THIS GUARANTEE is made on this [INSERT DAY] of [INSERT MONTH AND YEAR]
BETWEEN:

(1)	[THE GUARANTOR], a company organized and existing under the laws of [insert JURISDICTION], and having its registered office at [INSERT ADDRESS] (the Guarantor); and

(2)	THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE (the "State"), represented for the purposes of this Guarantee by the National Petroleum Agency.
WHEREAS, the Guarantor is the parent entity of [INSERT NAME OF COMPANY] organized and existing under the laws of [INSERT JURISDICTION], and having its registered office at [INSERT ADDRESS] (the "Company");
WHEREAS, the Company has entered into a production sharing contract (the Contract) with, among others, the State in respect of the Contract Area;
WHEREAS, the State desires that the execution and performance of the Contract by the Company be guaranteed by the Guarantor and the Guarantor desires to furnish this Guarantee as an inducement to the State to enter into the Contract and in consideration of the rights and benefits inuring to the Company thereunder; and
WHEREAS, the Guarantor accepts that it fully understands the contractual obligations under the Contract of the Company.
NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions and Interpretation
All capitalized words and expressions in this Guarantee have the same meaning as in the Contract, unless otherwise specified herein.

2.	Scope of this Guarantee
The Guarantor hereby guarantees to the State the timely payment of any and all indebtedness and the procurement of the timely performance of all obligations whatsoever of the Company to the State arising under or in relation to the Contract, including the payment of any amounts required to be paid by the Company to the State when the same become due and payable; provided, however, that the liability of the Guarantor to the State hereunder shall not exceed the lesser of:

(a)	the liabilities of the Company to the State;

(b)	Company’s paying interest share of ten million Dollars ($10,000,000) during the Exploration Period, as may be extended in accordance with the Contract; and

(c)	Company’s paying interest share of two hundred and fifty million Dollars ($250,000,000) during the Production Period.

3.	Waiver of Notice, Agreement to All Modifications
The Guarantor hereby waives notice of the acceptance of this Guarantee by the State and of the state of indebtedness of the Company at any time, and expressly agrees to any extensions, renewals, modifications or acceleration of sums due to the State under the Contract or any of the terms of the Contract, all without relieving the Guarantor of any liability under this Guarantee.

4.	Absolute and Unconditional Guarantee
The obligations of the Guarantor shall be an absolute, unconditional and (except as provided in Article 2 above) unlimited guarantee of payment and procurement of performance to be performed strictly in accordance with the terms hereof, and without respect to such defences as might be available to the Company.

5.	No Discharge of Guarantor
The obligations of the Guarantor hereunder shall not in any way be released or otherwise affected by: a release or surrender by the Company of any collateral or other security it may hold or hereafter acquire for payment of any obligation hereby guaranteed; by any change, exchange or alteration of such collateral or other security; by the taking of or the failure to take any action with respect thereto either against the Company or against the Guarantor; or by any other circumstance which might otherwise constitute a legal or equitable discharge or defence of a guarantor.

6.	No Prior Action Required
The State shall not be required to make demand for payment or performance first against the Company or any other Person or to proceed against any collateral or other security which might be held by the State or otherwise to take any action before resorting to the Guarantor hereunder.

7.	Cumulative Rights
All rights, powers and remedies of the State hereunder shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies given to the State by law or otherwise.

8.	Continuing Guarantee
This Guarantee is intended to be and shall be considered as a continuing guarantee of payment and performance and shall remain in full force and effect for so long as the Contract and any amendments thereto shall remain outstanding or there shall exist any liability of the Company to the State thereunder. In any event this Guarantee shall terminate no later than 2068.

9.	Notice of Demand
Upon default in the performance of any of the obligations of the Company guaranteed hereunder, and provided that the State has communicated to the Company such default and the latter has not remedied or taken the necessary steps to remedy such default within a reasonable period of time, the State or its duly authorized attorney may give written notice to the Guarantor at its principal office in [INSERT JURISDICTION] of the amount due, and the Guarantor, within a period of ten (10) business days, will make, or cause to be made, payment of such amount as notified, in United States dollars, at such bank or other place in [insert jurisdiction] as the State shall designate and without set-off or reduction whatsoever of such payment in respect of any claim the Guarantor or the Company may then have or thereafter might have.

10.	Assignment
The Guarantor shall not in any way effect, or cause or permit to be effected, the assignment or transfer of any of its obligations hereunder without the express written consent of the State.

11.	Subrogation
Until all indebtedness hereby guaranteed has been paid in full, the Guarantor shall have no right of subrogation to any security, collateral or other rights which may be held by the State.

12.	Payment of Expenses
The Guarantor shall pay to the State all reasonable costs and expenses, including attorney's fees, incurred by it in collecting or compromising any indebtedness of the Company hereby guaranteed or in enforcing the Contract or this Guarantee.

13.	Governing Law and Arbitration
This Guarantee shall be governed by and interpreted in accordance with the laws of the State.
All disputes or claims arising out of or relating to this Guarantee shall be finally settled by arbitration, in accordance with the procedure set forth in the Contract; however, if in addition to the arbitration hereunder an arbitration has also been commenced under the

Contract with respect to obligations hereby guaranteed, the arbitration commenced hereunder shall be consolidated with the arbitration commenced under the Contract and the arbitral body appointed hereunder shall be the same arbitral body appointed pursuant to the Contract. The arbitration shall be conducted in the Portuguese and English languages and the decision shall be final and binding on the parties.

14.	Severability of Provisions
In the event that for any reason any provision hereof may prove illegal, unenforceable or invalid, the validity or enforceability of the remaining provisions hereof shall not be affected.

15.	Confidentiality
The Guarantor agrees to treat this Guarantee and the Contract as confidential and shall not disclose, willingly or unwillingly, to any third party, except to the extent required by law or the requirements of any court or stock exchange on which a Party’s or its Affiliate’s stock is publicly traded, the terms and conditions hereof or thereof without the prior written consent of the State.
IN WITNESS WHEREOF, the Guarantor and the Company execute this Guarantee this [INSERT DAY] day of [INSERT MONTH AND YEAR].

[GUARANTOR]

By: ___________________________
Title: __________________________

THE DEMOCRATIC REPUBLIC OF SAO TOME AND PRINCIPE
BY THE AGENCIA NACIONAL DO PETROLEO DE SAO TOME AND PRINCIPE

By: ___________________________
Title: __________________________